                                  SCHEDULE 14A

                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

   Filed by the Registrant /X/

   Filed by a Party other than the Registrant / /

   Check the appropriate box:

   / /   Preliminary Proxy Statement

   / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

   /X/   Definitive Proxy Statement

   / /   Definitive Additional Materials

   / /   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                   CIBER, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
    /X/ No fee required.

    / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
    (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
    (5) Total fee paid:

--------------------------------------------------------------------------------
   / /  Fee paid previously with preliminary materials.

   / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form of Schedule and the date of its filing.

    (1)  Amount Previously Paid:

--------------------------------------------------------------------------------
    (2)  Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
    (3)  Filing Party:

--------------------------------------------------------------------------------
    (4)  Date Filed:

--------------------------------------------------------------------------------

                                25TH ANNIVERSARY

                                   CIBER, Inc.
                          5251 DTC Parkway, Suite 1400
                            Englewood, Colorado 80111

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD OCTOBER 28, 1999

TO THE SHAREHOLDERS OF CIBER, INC.:

NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Shareholders (the "Meeting") of CIBER, Inc., a Delaware corporation (the "Company"), will be held on Thursday, October 28, 1999 at 10:00 a.m. local time, at Glenmoor Country Club, 110 Glenmoor Drive, Cherry Hills Village, Colorado, for the following purposes:

     (1) To elect three Class II Directors of the Company to serve for a term of three years.

     (2) To approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 80,000,000 to 100,000,000 shares.

     (3) To approve an increase in the number of shares of Common Stock reserved for issuance pursuant to the Company's Equity Incentive Plan from 8,000,000 to 10,500,000 shares.

     (4) To transact such other business as may properly come before the Meeting or any adjournment of postponements thereof.

         The foregoing items of business are more fully described in the accompanying Proxy Statement. The Board of Directors of the Company fixed the close of business on September 10, 1999 as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting and at any adjournment or postponement thereof. Consequently, only holders of the Company's Common Stock at the close of business on September 10, 1999 will be entitled to notice of and to vote at the Meeting. A complete list of shareholders entitled to vote at the Meeting will be available for examination during business hours by any shareholder, for purposes related to the Meeting, for a period of ten days prior to the Meeting at the Company's corporate offices at 5251 DTC Parkway, Suite 1400, Englewood, Colorado.

         Whether or not you plan to attend the Meeting in person, please complete, date and sign the accompanying proxy card and return it promptly in the enclosed envelope to ensure your representation at the Meeting. You are cordially invited to attend the Meeting and, if you do so, you may personally vote, regardless of whether you have submitted a signed proxy. Thank you.

By order of the Board of Directors,

Bobby G. Stevenson
Chairman of the Board
Englewood, Colorado
September 24, 1999

                                   CIBER, INC.

                                      -----

                                 PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                                OCTOBER 28, 1999

                                      -----

         This Proxy Statement and the accompanying proxy card are being furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors (the "Board") of CIBER, Inc., a Delaware corporation (the "Company"), to be used at the 1999 Annual Meeting of Shareholders of the Company (the "Meeting") to be held on Thursday, October 28, 1999 at 10:00 a.m. local time, at Glenmoor Country Club, 110 Glenmoor Drive, Cherry Hills Village, Colorado, and at any adjournment or postponement thereof. This Proxy Statement and the accompanying proxy card are first being mailed to the holders of record of the Company's Common Stock, $.01 par value per share (the "Common Stock"), on or about September 24, 1999.

         Shareholders of the Company represented at the Meeting will consider and vote upon (i) the election of three Class II Directors to serve on the Board until the 2002 Annual Meeting of Shareholders or until their successors have been duly elected and qualified, (ii) an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 80,000,000 to 100,000,000, (iii) an increase in the number of shares of Common Stock reserved for issuance pursuant to the Company's Equity Incentive Plan from 8,000,000 to 10,500,000 and (iv) such other business as may properly come before the Meeting or any adjournment or adjournments thereof. The Company is not aware of any other business to be presented for consideration at the Meeting. If any other matters properly come before the Meeting, the persons designated as agents in the enclosed proxy will vote on such matters in accordance with their best judgment.

                        VOTING AND SOLICATION OF PROXIES

         Only holders of record of the Common Stock at the close of business on September 10, 1999 (the "Record Date") will be entitled to notice of and to vote at the Meeting. As of the Record Date, 59,110,399 shares of Common Stock were outstanding. Each shareholder is entitled to one vote for each share of Common Stock held of record on the Record Date for each proposal submitted for shareholder consideration at the Meeting. The presence, in person or by proxy, of the holders of not less than one-third of the shares of Common Stock entitled to vote at the Meeting is necessary to constitute a quorum for the conduct of business at the Meeting. To be elected, a director must receive a plurality of the votes present in person or represented by proxy and entitled to vote on the election. The affirmative vote of a majority of the shares of Common Stock issued and outstanding is required to approve the proposal to amend the Company's Certificate of Incorporation. Abstentions and broker non-votes will have the same effect as a vote against the proposal. With respect to all other matters, the affirmative vote of the majority of such quorum will be the act of the shareholders. Abstentions will have the same effect as a vote against such proposals and broker non-votes will have no impact on the outcome of such proposals. "Broker non-votes" are proxies with respect to shares held in record name by brokers or nominees, as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have discretionary voting power under applicable national securities exchange rules or the instrument under which it serves in such capacity.

         All shares represented by properly executed proxies will, unless such proxies have previously been revoked, be voted at the Meeting in accordance with the directions on the proxies. A proxy may be revoked at any time prior to final tabulation of the votes. Shareholders may revoke proxies by written notice to the Secretary of the Company, by delivery of a proxy bearing a later date, or by personally appearing at the Meeting and casting a contrary vote. If no direction is indicated, the shares will be voted in favor of the Board of Directors' nominees for director, for the amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock and for the increase in the number of shares reserved for issuance pursuant to the Company's Equity Incentive Plan, as listed in this Proxy Statement. The persons named in the proxies will have discretionary authority to vote all proxies with respect to additional matters that are properly presented for action at the Meeting.

         The executive officers and directors of the Company as a group own or may be deemed to control approximately 22% of the outstanding shares of Common Stock of the Company. Each of the executive officers and directors has indicated his intent to vote all shares of Common Stock owned or controlled by him in favor of each item set forth herein.

         The proxy solicitation is made by and on behalf of the Board of Directors. Solicitation of proxies for use at the Meeting may be made in person or by mail by directors, officers and regular employees of the Company. Such persons will receive no additional compensation for any solicitation activities. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. The Company will bear the entire cost of solicitation of proxies, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy and any additional information furnished to shareholders.

                       PROPOSAL 1 - ELECTION OF DIRECTORS

         Directors constituting approximately one-third of the Board of Directors are elected each year for a three-year term at the Company's Annual Meeting of Shareholders or until their successors are duly elected by the shareholders. The terms of Messrs. Mac J. Slingerlend and James A. Rutherford expire in 1999 (the "Class II Directors"); the terms of Messrs. Bobby G. Stevenson, Richard A. Montoni and Archibald J. McGill expire in 2000 (the "Class III Directors") and the terms of Messrs. Roy L. Burger and James G. Brocksmith, Jr. expire in 2001 (the "Class I Directors"). The Board has nominated Messrs. Mac J. Slingerlend, James A. Rutherford and Paul E. Rudolph (to become a new director) to serve for three-year terms to expire at the 2002 Annual Meeting of Shareholders or until their successors are elected and qualified.

         Vacancies on the Board may be filled by the affirmative vote of a majority of the remaining directors then in office. A director elected to fill a vacancy (including a vacancy created by an increase in the Board) shall serve for the remainder of the full term of the new directorship or of the class of directors in which the vacancy occurred. Officers are elected by and serve at the discretion of the Board.

         Shares represented by all proxies by the Board and not marked so as to withhold authority to vote for Messrs. Mac J. Slingerlend, James A. Rutherford and Paul E. Rudolph will be voted for the election of Messrs. Mac
J. Slingerlend, James A. Rutherford and Paul E. Rudolph. To be elected, each nominee must receive the favorable vote of a plurality of the votes cast. If any of the nominees are unavailable or unwilling to serve as director, persons named in the proxy intend to cast votes for which they hold proxies in favor of the election of such other person as the Board may designate. The Board knows of no reason why any of Messrs. Mac J. Slingerlend, James A. Rutherford or Paul E. Rudolph should be unable or unwilling to serve on the Board. See "Directors and Executive Officers" below for biographical information for the persons nominated as directors.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES

                        DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth the Company's directors and executive officers, their ages, positions currently held with the Company, the year elected as director or appointment as officer and class of directorship. For information about the ownership of the Company's voting securities held by each director, director nominee or executive officer, see "Securities Ownership of Certain Beneficial Owners and Management."

                                                                                    Served as
                                                                                    Officer or
         Name                    Age                Positions                      Director Since       Class
-------------------------------------------------------------------------------------------------------------------
Bobby G. Stevenson               57         Chairman and Founder                        1974         Class III

Mac J. Slingerlend               52         Chief Executive Officer, President,         1989         Class II
                                            Secretary and Director

Paul E. Rudolph                  42         Chief Operating Officer                     1999         Class II
                                                                                                    (proposed)

Richard A. Montoni               48         Chief Financial Officer, Executive          1996         Class III
                                            Vice President, Treasurer and Director

Joseph A. Mancuso                53         Senior Vice President/Custom                1994               -
                                            Solutions Group - President

Donald R. Hahl                   49         Senior Vice President/Strategic             1997               -
                                            Solutions Group - President

James A. Rutherford              53         Director                                    1994         Class II

Roy L. Burger                    44         Director                                    1995         Class I

James G. Brocksmith, Jr.         58         Director                                    1998         Class I

Archibald J. McGill              68         Director                                    1998         Class III


         BOBBY G. STEVENSON. Mr. Stevenson is Chairman of the Board of Directors and one of the original founders of the Company. Mr. Stevenson was Vice President in charge of recruiting and management of the technical staff from 1974 until November 1977 when he became Chief Executive Officer. As Chief Executive Officer, he had been responsible for all operations of the Company from 1977 to 1998.

         MAC J. SLINGERLEND. Mr. Slingerlend joined the Company in January 1989 as Executive Vice President/Chief Financial Officer and was elected a director in 1994. He was made President and Chief Operating Officer in 1996 and was promoted to Chief Executive Officer in March 1998 and became Secretary in 1998. Prior to joining the Company, Mr. Slingerlend spent 15 years in the banking industry, primarily as a commercial lender, and five years in corporate financial positions in the cable television and hospitality industries.

         PAUL E. RUDOLPH. Mr. Rudolph joined the Company in June 1999 as Chief Operating Officer. Prior to his employment with CIBER, Mr. Rudolph served as President of EDS' Electronic Business unit from 1996 to 1999. Since joining EDS in 1979 and until 1996, Mr. Rudolph held a variety of management and technical leadership roles spanning multiple industry groups.

         RICHARD A. MONTONI. Mr. Montoni has been the Company's Executive Vice President/Chief Financial Officer and a director since October 1996. He became Treasurer in 1998. Prior to joining the Company, Mr. Montoni was a partner with KPMG LLP, where he worked for approximately 20 years with companies in the high technology, manufacturing, merchandising and distribution industries. Mr. Montoni is a member of the American Institute of Certified Public Accountants and the Colorado Society of Certified Public Accountants.

         JOSEPH A. MANCUSO. Effective July 1, 1999, Mr. Mancuso became Senior Vice President/Custom Solutions Group - President. Mr. Mancuso has also served as President of the CIBER Information Services Division since March of 1998. Previously, Mr. Mancuso was Divisional Vice President in charge of eastern operations from 1996 to 1998. Mr. Mancuso joined CIBER as a result of CIBER acquiring CPU, Inc. in 1994 and served as Regional Vice President from 1994 to 1996 in charge of southeast branch operations. From 1993 to 1994 Mr. Mancuso was a Vice President for CPU, Inc.

         DONALD R. HAHL. Effective July 1, 1999, Mr. Hahl became Senior Vice President/Strategic Solutions Group - President. From March 1998 to June 1999, Mr. Hahl was President/CIBER Solutions Division. From August 1997 to February 1998, Mr. Hahl was President of Spectrum Technology Group, Inc. Mr. Hahl joined CIBER in 1996 when Spectrum merged into CIBER. Mr. Hahl was a co-founder of Spectrum in 1979 and served as Vice President/Consulting Services when the merger occurred.

         JAMES A. RUTHERFORD. Mr. Rutherford has been a director of the Company since February 1994. He is currently a managing director of Wingset Investments Ltd., a private venture capital company located in New Albany, Ohio. Prior to forming Wingset in 1995, Mr. Rutherford was one of the founders of Goal Systems International, Inc., serving in various executive positions, including Chief Executive Officer, and as a director from its incorporation in 1977 until its sale in 1992. Mr. Rutherford is also a trustee of Case Western Reserve University and a director of Symix Systems, Inc., Columbus, Ohio, as well as several private corporations.

         ROY L. BURGER. Mr. Burger has been a director of the Company since November 1995. Mr. Burger has approximately 22 years of experience in the equipment leasing and finance industry and has arranged the financing of more than $2 billion of equipment and real estate. Mr. Burger currently serves as President and Chief Executive Officer of Boulder Capital Group, a company founded by him in 1986 that specializes in equipment leasing. In May 1998, Boulder Capital Group, together with 11 other finance companies, merged and consolidated to become part of UniCapital Corporation ("UniCapital"). Mr. Burger served on the Board of Directors of UniCapital during its first year of listing on the New York Stock Exchange.

         JAMES G. BROCKSMITH, JR. Mr. Brocksmith has been a director of the Company since July 1998. Mr. Brocksmith served as a partner of KPMG LLP from 1971 to January 1997. From 1990 to October 1996, Mr. Brocksmith served as the Deputy Chairman of the Board and Chief Operating Officer of KPMG LLP. Since January 1997, Mr. Brocksmith has been a self-employed business consultant for several companies. Mr. Brocksmith is a member of the board of directors of two publicly traded companies; Nationwide Financial Services, Inc., a provider of life insurance, mutual funds and pension products, and Vistana, Inc., a leading developer and operator of vacation ownership resorts.

         ARCHIBALD J. MCGILL. Mr. McGill has been a director of the Company since September 1998. Mr. McGill has served in executive capacities at IBM and AT&T and was President of Rothschild Venture Capital. He is on the board of directors of several small high-technology companies. From 1985 to the present, Mr. McGill has been the President of Chardonnay, Inc., a venture capital investment company.

BOARD COMMITTEES AND MEETINGS

         The Board met fifteen times (including telephone meetings) during the Company's 1999 fiscal year. Each director participated in all of the board meetings and committee meetings (of which such director was a member) held during fiscal 1999; except that one of the directors was unable to attend one meeting. The Board has an Audit Committee and a Compensation Committee but does not have a Nominating Committee or any committee performing a similar function.

         COMPENSATION COMMITTEE. The principal responsibilities of the Compensation Committee are the administration and grant of awards under the Company's Equity Incentive Plan (the "Employees' Plan") and the Stock Purchase Plan, as well as the recommendation of annual salaries for senior management to the Company's Board. The current members of the Compensation Committee are Messrs. Rutherford, Burger, Brocksmith and McGill. The Compensation Committee met five times in fiscal 1999.

         AUDIT COMMITTEE. The principal responsibilities of the Audit Committee are to meet periodically with representatives of the Company's independent auditors to review the general scope of audit coverage, including consideration of the Company's accounting practices and procedures and system of internal accounting controls, and to review any transactions that may involve a conflict of interest, and to report to the Board with respect thereto. The Audit Committee also recommends to the Board the appointment of the Company's independent auditors. The current members of the Audit Committee are Messrs. Rutherford, Burger, Brocksmith and McGill. The Audit Committee met twice in fiscal 1999.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers and persons who beneficially own greater than 10% of a registered class of the Company's equity securities to file initial reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission (the "Commission") and the Company. Based solely upon its review of copies of the Section 16(a) reports the Company has received and written representations from certain reporting persons, the Company believes that during its fiscal year ended June 30, 1999, all of its directors, executive officers and greater than 10% beneficial owners were in compliance with their filing requirements except that Mac J. Slingerlend reported one transaction late on an amended Form 4 and James A. Rutherford reported one transaction late on an amended Form 4.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information regarding beneficial ownership of the Company's Common Stock at September 1, 1999, and stock options exercisable for shares of Common Stock within sixty days of such date, held by (i) each person or group of persons known by the Company to own beneficially more than five percent (5%) of the outstanding Common Stock,
(ii) each director and nominee for director of the Company, (iii) each Named Executive Officer (as defined under "Executive Compensation" below) and (iv) all executive officers and directors of the Company as a group. All information is taken from or based upon ownership filings made by such persons with the Commission or upon information provided by such persons to the Company. Unless otherwise indicated, the shareholders listed below have sole voting and investment power with respect to the shares reported as owned.

                       Name of                           Amount and nature of                 Percent of
                  beneficial owner                       beneficial ownership                    class
                  ----------------                       --------------------                 ----------
              Bobby G. Stevenson(1)                            12,005,139                         20%

              Mac J. Slingerlend(2)                               830,053                          1%

              Paul E. Rudolph                                          --                          --

              Richard A. Montoni(3)                                76,549                           *

              Joseph A. Mancuso(4)                                 41,984                           *

              Donald R. Hahl(5)                                   219,578                           *

              Lawrence D. Greenwood(6)                            157,507                           *

              William E. Storrison(7)                              35,002                           *

              James A. Rutherford(8)                               80,684                           *

              Roy L. Burger(8)                                     24,557                           *

              James G. Brocksmith, Jr.(8)                          10,458                           *

              Archibald J. McGill(8)                               10,458                           *

              All directors and executive
              officers as a group (12 persons)(9)              13,491,969                         22%

              *less than 1%

(1) The address of Mr. Stevenson is c/o CIBER, Inc., 5251 DTC Parkway, Suite 1400, Englewood, CO 80111. Includes shares held by the Bobby G. Stevenson Revocable Trust, of which Mr. Stevenson is the settler, trustee and beneficiary. Excludes 87,100 shares of Common Stock held in the Irrevocable First Stevenson Charitable Remainder Unitrust, of which shares Mr. Stevenson disclaims beneficial ownership.

(2) Includes options to purchase 725,224 shares of Common Stock.

(3) Includes options to purchase 75,659 shares of Common Stock.

(4) Includes options to purchase 39,649 shares of Common Stock.

(5) Includes options to purchase 14,599 shares of Common Stock.

(6) Includes options to purchase 15,268 shares of Common Stock.

(7) Includes options to purchase 35,002 shares of Common Stock.

(8) Includes options to purchase 36,000, 23,000, 10,000 and 10,000 shares of Common Stock for Messrs. Rutherford, Burger, Brocksmith and McGill, respectively.

(9) Includes options to purchase 984,401 shares of Common Stock.

                            COMPENSATION OF DIRECTORS

COMPENSATION OF DIRECTORS

         All non-employee directors receive shares of CIBER Common Stock valued at approximately $2,500 for each meeting attended and are paid a $6,000 semi-annual retainer. All directors are reimbursed for their expenses in attending meetings. Non-employee directors receive stock options under the Non-employee Directors' Stock Option Plan for serving on the Board. Employee directors do not receive additional compensation for serving on the Board.

         Under the terms of the Non-employee Directors' Stock Option Plan (the "Directors' Plan"), the Company may grant to non-employee directors awards of stock options. The Directors' Plan provides for an initial authorization of 200,000 shares of Common Stock and is administered by the Board. Each option granted under the Directors' Plan expires ten years from the date of grant. The Directors' Plan provides for an initial grant of options to purchase 20,000 shares of Common Stock to each non-employee director when such director takes office, which options vest in equal annual installments over two years. Additionally, after each year of service, each non-employee director receives a grant of options to purchase 4,000 shares of Common Stock; such options vest one year after the date of grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         There were no Compensation Committee Interlocks in fiscal 1999.

                             EXECUTIVE COMPENSATION

         The following table sets forth compensation information with respect to Mr. Slingerlend, the Company's Chief Executive Officer and the Company's four most highly paid executive officers with annual compensation in excess of $100,000 (the "Named Executive Officers") for services rendered for the fiscal years ended June 30, 1999, 1998 and 1997. See "Employment Agreements".

SUMMARY COMPENSATION TABLE

                                                                                    Long-term
                                                     Annual Compensation          Compensation
                                                     -------------------         --------------
                                                                                   Securities         All Other
       Name and                  Fiscal                                            Underlying       Compensation
  Principal Position              Year          Salary ($)         Bonus ($)       Options (#)         ($) (1)
  ------------------              ----          ----------         ---------       -----------         -------
Mac J. Slingerlend                1999           362,500           132,372            45,000           7,523
Chief Executive Officer,          1998           325,000           150,000           400,000           6,864
President and Secretary           1997           300,000           140,000            20,000           7,163

Richard A. Montoni                1999           267,500            73,935            60,000           5,284
Chief Financial Officer,          1998           250,000            98,846            20,000           6,394
Executive Vice President          1997           163,431           100,000           100,000           3,228
and Treasurer

Joseph A. Mancuso                 1999           232,500            61,250            45,000           3,888
Senior Vice President/Custom      1998                --                --                --              --
Solutions Group - President       1997                --                --                --              --

Donald R. Hahl                    1999           232,500            57,380            45,000           4,051
Senior Vice President/Strategic   1998           185,000            41,621            10,400           5,665
Solutions Group - President       1997                --                --                --              --

Lawrence D. Greenwood(2)          1999           275,000            69,275            37,500           4,437
Vice President                    1998           256,250            84,423           210,400           6,635
                                  1997                --                --                --              --

William E. Storrison(3)           1999           275,000            37,500            37,500           2,504
Executive Vice President          1998           237,500           138,654           240,000           3,345
                                  1997           200,000           131,049            40,000           5,032


(1) Consists of amounts contributed under the Company's 401(k) Savings Plan and amounts paid by the Company for life insurance benefits. Savings Plan contributions for the fiscal years ended June 30, 1999, 1998 and 1997 were:
     Mr. Slingerlend - $2,760, $2,615 and $4,175; Mr. Montoni - $3,150, $4,319
     and $1,250; Mr. Mancuso - $3,357, 0 and 0; Mr. Hahl - $3,655, $3,655 and 0;
     Mr. Greenwood - $3,110, $3,462 and 0; Mr. Storrison - $2,190, $3,000 and
     $4,674, respectively.

(2) Resigned from position of Executive Vice President prior to fiscal year end and was not considered an executive officer at year end.

(3) Resigned from position of Executive Vice President subsequent to fiscal year end.

OPTION GRANTS IN THE LAST FISCAL YEAR

         The following table sets forth information regarding options granted to the Named Executive Officers during the fiscal year ended June 30, 1999.

                                                                                       Potential Realizable Value at
                           Number of                                                 Assumed Annual Rates of Stock Price
                          Securities    Percent of Total                                      Appreciation for
                          Underlying     Options Granted   Exercise or                         Option Term (1)
                            Options      to Employees in   Base Price   Expiration             --------------
       Name               Granted (#)      Fiscal Year      ($/Share)      Date             5%($)         10%($)
       ----               -----------      -----------      ---------      ----             -----         ------
Mac J. Slingerlend(2)        30,000           1.1%           $27.06        9/1/08          510,584      1,293,920
                             15,000            .5%           $16.00       10/9/08          150,935        382,498

Richard A. Montoni(3)        40,000           1.5%           $27.06        9/1/08          680,778      1,725,226
                             20,000            .7%           $16.00       10/9/08          201,246        509,998

Joseph A. Mancuso(4)         30,000           1.1%           $27.06        9/1/08          510,584      1,293,920
                             15,000            .5%           $16.00       10/9/08          150,935        382,498

Donald R. Hahl(4)            30,000           1.1%           $27.06        9/1/08          510,584      1,293,920
                             15,000            .5%           $16.00       10/9/08          150,935        382,498

Lawrence D. Greenwood(5)     25,000            .9%           $27.06        9/1/08          425,487      1,078,266
                             12,500            .5%           $16.00       10/9/08          125,779        318,749

William E. Storrison(5)      25,000            .9%           $27.06        9/1/08          425,487      1,078,266
                             12,500            .5%           $16.00       10/9/08          125,779        318,749

(1) Amounts reflect certain assumed rates of appreciation set forth in the Commission's executive compensation disclosure rules. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock. No assurance can be made that the amounts reflected in these columns will be achieved.

(2) Options for 30,000 shares were granted on 9/1/98 that vest: 3,000 on 9/1/99; 4,500 on 9/1/00; 6,000 on 9/1/01; 7,500 on 9/1/02; and 9,000 on
     9/1/03. Options for 15,000 shares were granted on 10/9/98 that vest: 1,500 on 11/1/99; 2,250 on 11/1/00; 3,000 on 11/1/01; 3,750 on 11/1/02; and 4,500
     on 11/1/03.

(3) Options for 40,000 shares were granted on 9/1/98 that vest: 7,500 on 9/1/99; 8,750 on 9/1/00; 10,000 on 9/1/01, 6,250 on 9/1/02; and 7,500 on
     9/1/03. Options for 20,000 shares were granted on 10/9/98 that vest: 3,750 on 11/1/99; 4,375 on 11/1/00; 5,000 on 11/1/01; 3,125 on 11/1/02; and 3,750
     on 11/1/03.

(4) Options for 30,000 shares were granted on 9/1/98 that vest: 7,667 on 9/1/99; 8,167 on 9/1/00; 8,666 on 9/1/01; 2,500 on 9/1/02; and 3,000 on
     9/1/03. Options for 15,000 shares were granted on 10/9/98 that vest: 3,834 on 11/1/99; 4,083 on 11/1/00; 4,333 on 11/1/01; 1,250 on 11/1/02; and 1,500
     on 11/1/03.

(5) Options for 25,000 shares were granted on 9/1/98 that vest in three equal annual installments beginning 9/1/99. Options for 12,500 shares were granted on 10/9/98 that vest in three equal installments beginning 11/1/99.

OPTION EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

         The following table sets forth information concerning outstanding options held by the Named Executive Officers as of June 30, 1999.

                                 Shares                   Number of Securities Underlying     Value of Unexercised
                                Acquired                     Unexercised Options at            Money Options at
                                   On            Value         Fiscal Year End (#)            Fiscal Year End ($)
       Name                   Exercise (#)   Realized ($)   Exercisable/Unexercisable      Exercisable/Unexercisable
       ----                   ------------   ------------   -------------------------      -------------------------
Mac J. Slingerlend             61,110         2,163,826          715,558 / 451,661           13,458,976 / 913,516

Richard A. Montoni                   --              --           41,884 / 134,116               88,378 / 218,746

Joseph A. Mancuso                 9,000         124,118           15,315 /   71,667              63,496 / 141,668

Donald R. Hahl                       --              --            3,466 /   51,934               7,040 /  60,959

Lawrence D. Greenwood                --              --            3,468 /   44,432               7,044 /  53,143

William E. Storrison             66,668       1,068,963           26,666 / 118,334              135,407 / 215,622


EMPLOYMENT AGREEMENT

         The Company has employment agreements with each of the Named Executive Officers, which have a term of one year and are renewable annually. Each employment agreement provides that an officer's compensation will include a base and a bonus. In the event that an officer's employment is terminated upon a change in control of the Company, upon death or disability of the officer or without cause, the officer will be entitled to a severance payment of up to three times their annual compensation which varies based upon the cause of termination and officer position. Officers are also entitled to receive continuance of medical, dental and disability benefits for 18 months following termination, which varies based on the officer's position.

LONG-TERM DEFERRED COMPENSATION PLAN

         The Company has agreed to make certain post-employment payments to Messrs. Slingerlend and Montoni, or their designated beneficiaries, except in the event of a termination for cause. The payments will be made for 15 years after Messrs. Slingerlend and Montoni's termination of employment with the Company and will range from $60,000 to $100,000 and $30,000 to $75,000 per year, respectfully, based on Messrs. Slingerlend and Montoni's age at the time of termination of employment. The benefits are also subject to certain vesting provisions.

THE COMPENSATION COMMITTEE REPORT

COMPENSATION POLICIES

         The Compensation Committee (the "Committee") of the Board consists of its independent non-employee directors. The purpose of the Committee is to develop policies and make specific recommendations with respect to the compensation of the Company's executive officers, with the objective that a fair relationship exists between executive pay and the creation of shareholder value.

         The Committee, among other things, considers the performance of the Company's operations, compensation of executive officers of competitors, salary surveys of industry-related positions, the salary history of the particular officer and other compensation in place, including stock option awards. There is no singular objective formula by which compensation is determined and the decisions are ultimately subjective.

FISCAL 1999 COMPENSATION

         With respect to the Company's chief executive officer and the other Named Executive Officers, the Committee focused principally upon establishing appropriate base salary and incentive compensation. The chief executive officer and each of the other Named Executive Officers are parties to employment agreements with the Company that provide for base salary and bonuses at stipulated performance levels for Messrs. Slingerlend, Montoni, Mancuso, Hahl, Greenwood and Storrison. The base salary and bonuses granted the chief executive officer and the other Named Executive Officers with respect to fiscal 1999 are consistent with the Committee's objectives.

         The Company has periodically granted stock options in order to provide certain of its executives with a competitive total compensation package and to reward them for their contribution to the Company's long-term performance, as well as to align a portion of their compensation with the market value of the Common Stock. During fiscal 1999, stock options were granted to Messrs. Slingerlend, Montoni, Mancuso, Hahl, Greenwood and Storrison and to other members of management based upon their actual and potential contributions to the Company.

Compensation Committee
James A. Rutherford
Roy L. Burger
James G. Brocksmith, Jr.
Archibald J. McGill

PERFORMANCE GRAPH

         The following provides a comparison of the 5 year cumulative total return* among CIBER, Inc., the S & P 500 Index and two Peer Groups.

          [COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN GRAPH]

Peer Group 1 (presented in CIBER, Inc.'s fiscal 1998 Proxy Statement) includes: Cambridge Technology Partners (Massachusetts), Inc., Computer Horizons Corp., Computer Task Group, Inc., Keane, Inc., Renaissance Worldwide, Inc., Sapient Corp., Technology Solutions Co. and Whittman-Hart, Inc. Due to the Company's growth, the Company believes that Peer Group 1 is no longer representative of its peers; therefore, the Company has selected H & Q Information Services Sector (Peer Group 2) as its Peer Group for future years. Peer Group 2 (subject to change annually according to H & Q Information Services Sector) includes: Affiliated Computer Services, Inc., Cambridge Technology Partners (Massachusetts), Inc., Computer Sciences Corp., Electronic Data Systems Corp., First Consulting Group, Inc., International Network Services, Keane, Inc., Renaissance Worldwide, Inc., Sapient Corp., Syntel, Inc., USWeb Corp. and Whittman-Hart, Inc.

* Assumes $100 invested on June 30, 1994 in stock or index including reinvestment of dividends. The Company's fiscal year ends June 30.

Corresponding index value and Common Stock price values are given below:

                                             6/94        6/95        6/96        6/97        6/98       6/99
                                             ----        ----        ----        ----        ----       ----
CIBER, Inc.                                   100         203         503         781       1,737        874
Peer Group 1                                  100         162         397         626         958        517
Peer Group 2                                  100         128         165         146         184        203
S & P 500                                     100         126         159         214         279        342

CIBER, Inc. Closing Stock Price             2.188       4.438      11.000      17.094      38.000     19.125


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On December 2, 1996, the Company purchased CIBER Network Services, Inc. ("CNSI"), which was 85% owned by Bobby G. Stevenson, Mac J. Slingerlend and Prasong Suvarnasorn, each of whom were and remain officers and/or directors of the Company. Mr. Stevenson is also the Company's largest shareholder. In October 1998, additional contingent consideration of $1.2 million was paid to the selling shareholders, of which Messrs. Stevenson, Slingerlend and Suvarnasorn and members of their families received an aggregate of 46,925 shares of Common Stock and cash of $118,000. In May 1999, final contingent consideration of $200,000 was paid to the selling shareholders, of which Messrs. Stevenson, Slingerlend and Suvarnasorn and members of their families received an aggregate of 5,300 shares of Common Stock and cash of $50,000.

            PROPOSAL 2 - AMENDMENT TO CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

GENERAL

         On August 17, 1999, the Board adopted a resolution proposing that the Company's Certificate of Incorporation be amended to increase the total number of shares of Common Stock that the Company is authorized to issue from 80,000,000 to 100,000,000 shares.

PURPOSES

         The additional authorized shares will benefit the Company by providing flexibility to the Board of Directors without further action or authorization by shareholders (except as required by law), in responding to business needs and opportunities as they arise, and for other corporate purposes. These corporate purposes might include the obtaining of capital funds through public and private offerings of shares of Common Stock or of securities convertible into shares of Common Stock or the acquisition of businesses, technologies or other assets. In addition, the Board may deem it appropriate to issue shares of Common Stock for distribution to the Company's shareholders in the event of a stock dividend or stock split, or for distributions pursuant to employee benefit plans. If such additional authorized shares of Common Stock are subsequently issued to other than existing shareholders, the percentage interest of existing shareholders in the Company will be reduced. The issuance of any additional shares will be on terms deemed by the Board to be in the best interests of the Company and its shareholders.

         In addition, the Company may seek to raise additional capital from time to time and the Board believes that it is prudent to have additional shares of Common Stock available for such purpose and for general corporate purposes, including business combinations, grants of stock options and recapitalizations, which transactions can be consummated expediently only if the proposal to amend the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock of the Company is approved by holders of a majority of the issued and outstanding shares of Common Stock. The Board will determine whether, when and on what terms the issuance of shares of Common Stock may be warranted in connection with any of the foregoing purposes.

         The Board believes that the proposed increase in the number of authorized shares of Common Stock will give the Company greater flexibility by allowing shares of Common Stock to be issued by the Board of Directors without the delay and expense of a special meeting of shareholders.

         If the proposed Amendment is adopted by the shareholders, it will become effective upon the filing and recording of a Certificate of Amendment as required by the General Corporation Law of the State of Delaware.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AMENDMENT
           TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER
                      OF AUTHORIZED SHARES OF COMMON STOCK

               PROPOSAL 3 - AMENDMENT TO THE EQUITY INCENTIVE PLAN

         The demand for skilled information technology consultants has increased significantly in recent years and management expects this trend to continue. As an integral element of the Company's approach to attracting, motivating and retaining employees in such a competitive labor market, it has issued and plans to continue to issue Common Stock-based incentives, primarily stock options, to employees. In addition, management believes additional options to purchase Common Stock will be required for issuance to employees of companies that may be merged with or acquired by the Company in the future, in part to replace existing options of merged or acquired companies that may exist. As of September 10, 1999, the Company had 13,641 options available for future issuance under its Equity Incentive Plan (the "Employees' Plan"). Therefore, to ensure the continued availability of the Employees' Plan to attract, motivate and retain employees, on August 17, 1999, the Board of Directors approved an amendment to the Employees' Plan to increase the number of shares of Common Stock reserved for issuance thereunder from 8,000,000 to 10,500,000 shares, subject to the approval by the Company's shareholders at the Meeting. Assuming no unusual matter to the contrary (such as a significant business combination), management expects the increase in the number of shares reserved under the Employees' Plan to be sufficient through October 31, 2000. The affirmative vote of a majority of the shares of the Company's Common Stock represented at the Meeting will be required to approve the amendment to the Employees' Plan.

EMPLOYEES' EQUITY INCENTIVE PLAN

         The Employees' Plan was adopted by the Board of Directors and shareholders of the Company in January 1994. A total of 8,000,000 shares of Common Stock are currently reserved for issuance under the Employees' Plan. The purpose of the Employees' Plan is to provide long-term incentives to the Company's officers, employees and consultants and to encourage and enable such participants who are in a position to make significant contributions to the success of the Company to acquire a closer identification of their interests with those of the Company.

         The Employees' Plan may be administered by the Board or a committee to which the Board has delegated authority (the "Committee"). Any Committee which makes grants to officers of the Company must be comprised of disinterested non-employee members of the Board of Directors. Subject to the terms of the Employees' Plan, the Committee determines the persons to whom awards are granted, the type of award granted, the number of shares granted, the vesting schedule, the type of consideration to be paid to the Company upon exercise of options and the term of any option (which cannot exceed ten years). No participant may be granted awards in any one calendar year with respect to more than 1,000,000 shares of Common Stock. Under the Employees' Plan, the Committee may grant awards of restricted stock, stock options and supplemental bonuses or any combination thereof.

         Under the Employees' Plan, the Committee may grant both incentive stock options ("ISOs") intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and options that are not qualified as incentive stock options ("NSOs"). ISOs may only be granted to persons who are employees of the Company. ISOs may not be granted under the Employees' Plan at an exercise price of less than the fair market value of the Common Stock on the date of grant and the term of these options cannot exceed ten years. The exercise price of an ISO granted to a holder of more than 10% of the Common Stock must be at least 110% of the fair market value of the Common Stock on the date of grant, and the term of these options cannot exceed five years. The exercise price of NSOs may, at the discretion of the Committee, be granted at less than the fair market value of the Common Stock on the date of grant. No options under the Employees' Plan may be granted after January 2004.

         Under the performance award component of the Employees' Plan, participants may be granted an award denominated in shares of Common Stock or in dollars. Achievement of the performance target, or multiple performance targets, established by the Committee relating to corporate, group, unit or individual performance, based upon standards set by the Committee, will entitle the participant to payment of the full amount specified with respect to the award, subject to adjustment at the discretion of the Committee in the event of performance exceeding the minimum performance targets, but below the maximum performance target applicable to such award. Payment may be made in cash, Common Stock or any combination thereof, as determined by the Committee before the end of a performance cycle by reason of death, disability or retirement.

         Under the restricted stock component of the Employees' Plan, the Committee may, in selected cases, issue to a participant a given number of shares of restricted stock. Restricted stock under the Employees' Plan is Common Stock restricted as to sale pending fulfillment of such vesting schedule and employment requirements as the Committee determines. Prior to the fulfilling of the restrictions, the participant will nevertheless be entitled to receive distributions in liquidation and dividends on, and to vote the shares of, the restricted stock. The Employees' Plan provides for forfeiture of restricted stock for breach of conditions of grant.

         The Board may amend or terminate the Employees' Plan at any time without approval of the shareholders. However, shareholder approval is required for any amendment to the Employees' Plan if shareholder approval is required to enable the plan to satisfy any applicable statutory requirements, which includes an amendment that increases the number of shares for which options may be granted or changes the person eligible to participate in the Plan. However, no action by the Board or shareholders may alter or impair any award previously granted without the consent of the award holder.

         Through September 10, 1999, options to purchase up to an aggregate of 10,102,580 shares of Common Stock have been granted under the Employees' Plan, of which options to purchase 2,055,758 shares of Common Stock have been exercised and options for 2,116,221 shares have been canceled. Options to purchase shares of Common Stock issued under the Employees' Plan to all Named Executive Officers as a group during fiscal years 1997, 1998 and 1999 were as follows for the years indicated: 1997 - 160,000 shares; 1998 - 880,800 shares; and 1999 - 270,000 shares. The market value of the Common Stock underlying the currently outstanding options is $108,974,793 based upon the closing price of $18.375 on September 10, 1999.

FEDERAL INCOME TAX CONSEQUENCES OF THE EMPLOYEES' PLAN

         The following is a general summary of the federal income tax consequences that may apply to recipients of options, restricted stock, performance shares and performance units under the Employees' Plan. Because the application of the tax laws may vary according to individual circumstances, a participant should seek professional tax advice concerning the tax consequences to him or her of participation in the Employees' Plan, including the potential application and effect of state, local and foreign tax laws and estate and gift tax considerations.

         INCENTIVE STOCK OPTIONS. A participant who is granted an ISO recognizes no taxable income when the ISO is granted and generally recognizes no taxable income upon exercise of the ISO, but will recognize alternative minimum income upon such exercise (see below). A participant who exercises an ISO recognizes taxable gain or loss when he or she sells these shares purchased pursuant to the ISO. Any gain or loss recognized on the sale of shares acquired upon exercise of an ISO is taxed as capital gain or loss if the shares have been held for at least one year from the date the option was exercised and for at least two years after the option was granted. In this event, the Company receives no deduction with respect to the ISO shares. If the participant disposes of the shares before the required holding periods have elapsed (a "disqualifying disposition"), he or she is taxed as though he or she exercised an NSO (see below), except that the compensation income on exercise of the option is recognized in the year of the disqualifying disposition, and the compensation income may not exceed the excess of the amount realized on the sale of the stock over the exercise price for such stock.

         EFFECT OF ALTERNATIVE MINIMUM TAX. For purposes of determining the alternative minimum taxable income ("AMTI") of an individual, ISOs exercised during a taxable year will give rise to AMTI to the extent of the excess of the fair market value of the shares acquired pursuant to such ISO over the exercise price paid. Therefore, although generally an individual will have no regular taxable income associated with the exercise of an ISO, such individual may have AMTI and, depending upon his or her specific facts and circumstances for such tax year, a resulting tax liability.

         NON-STATUTORY STOCK OPTIONS. The tax treatment of NSOs differs significantly from the tax treatment of ISOs. Although, no taxable income is recognized when an NSO is granted, upon the exercise of an NSO, the difference between the fair market value of the shares on the date of exercise and the exercise price of the option is taxable as ordinary compensation income to the recipient. In addition, subject to certain limitations attributable to payments of excess compensation, the Company is entitled to a compensation deduction for the amount of ordinary income recognized by the option holder.

         WITHHOLDING. The Company may withhold any taxes required by any law or regulation of any governmental authority, whether federal, state or local, in connection with any stock option or other award under the Employees' Plan, including, but not limited to withholding of any portion of any payment or withholding from other compensation payable to the participant, unless such person reimburses the Company for such amount.

         IMPLEMENTATION. If the proposed amendment to the Employees' Plan is adopted by the shareholders, it will become effective immediately and be reflected in the amended Employees' Plan, which Plan will be filed in the Company's minutes book.

         The full text of the proposed amendment to the Equity Incentive Plan and the current Plan are attached to this proxy statement as Appendix A and should be read in its entirety.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL
             OF THE INCREASE IN THE NUMBER OF SHARES OF COMMON STOCK
                 RESERVED FOR ISSUANCE UNDER THE EMPLOYEES' PLAN

                              INDEPENDENT AUDITORS

         Representatives of KPMG LLP are expected to attend the Meeting. The representatives will have an opportunity to make a statement and will be available to respond to appropriate questions.

                  SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

         Shareholders may submit proposals on matters appropriate for shareholder action at the Company's annual shareholder meetings. Such proposals must be received by the Company not later than May 26, 2000 to be considered for inclusion in the proxy statement and proxy relating to the 2000 Annual Meeting of Shareholders. Proposals submitted after August 9, 2000 are considered untimely. The persons named in the Company's proxies will have discretionary authority to vote all proxies with respect to any untimely proposals. Any shareholder proposals should be addressed to: Corporate Secretary, CIBER, Inc., 5251 DTC Parkway, Suite 1400, Englewood, CO 80111.

             ANNUAL REPORT TO SHAREHOLDERS, MANAGEMENT'S DISCUSSION
               AND ANALYSIS AND CONSOLIDATED FINANCIAL STATEMENTS

         The 1999 Annual Report of the Company, as filed with the Commission, is being mailed to the shareholders with this Proxy Statement. The 1999 Annual Report is not to be considered part of the soliciting material.

         Management's Discussion and Analysis of Financial Condition and Results of Operations and the Company's audited consolidated financial statements and notes thereto, as contained in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1999, are included herein on pages F-1 through F-25.

By order of the Board of Directors,


Bobby G. Stevenson
Chairman of the Board
Englewood, Colorado
September 24, 1999

                                   APPENDIX A

      PROPOSED OCTOBER 28, 1999 AMENDMENT TO CIBER'S EQUITY INCENTIVE PLAN

         Section 4.1 of the Company's Equity Incentive Plan, as amended and restated as of May 4, 1998, shall be deleted in its entirety and replaced with the following:

         4.1 NUMBER OF SHARES. Subject to adjustment as provided in Section 4.3, 10,500,000 Shares are authorized for issuance under the Plan in accordance with the provisions of the Plan and subject to such restrictions or other provisions as the Committee may from time to time deem necessary; provided, however, that no Participant may be granted Awards in any one calendar year with respect to more than 1,000,000 Shares. The Shares may be divided among the various Plan components as the Committee shall determine. Shares which may be issued upon the exercise of Options shall be applied to reduce the maximum number of Shares remaining available for use under the Plan. The Company shall at all times during the term of the Plan and while any Options are outstanding retain as authorized and unissued Stock, or as treasury Stock, at least the number of Shares from time to time required under the provisions of the Plan, or otherwise assure itself of its ability to perform its obligations hereunder.

               THE FULL TEXT OF THE CURRENT EQUITY INCENTIVE PLAN
              PRIOR TO APPROVAL OF THE AMENDMENT IS SET FORTH BELOW

                                   CIBER, INC.
                              EQUITY INCENTIVE PLAN
                    (Amended and Restated as of May 4, 1998)

                                    SECTION 1
                                  INTRODUCTION

         1.1 ESTABLISHMENT. CIBER, Inc. hereby amends and restates the CIBER, Inc. Equity Incentive Plan (the "Plan") for certain officers, employees and consultants of the Company.

         1.2 PURPOSES. The purposes of the Plan are to provide the officers, employees and consultants of the Company selected for participation in the Plan with added incentives to continue in the long-term service of the Company and to create in such persons a more direct interest in the future success of the operations of the Company by relating incentive compensation to increases in stockholder value, so that the income of such persons is more closely aligned with the income of the Company's stockholders. The Plan is also designed to enhance the ability of the Company to attract, retain and motivate officers, employees and consultants by providing an opportunity for investment in the Company.

                                    SECTION 2
                                   DEFINITIONS

         2.1 DEFINITIONS. The following terms shall have the meanings set forth below:

              (a) "AFFILIATED CORPORATION" means (i) any corporation or other entity (including but not limited to a partnership) that directly, or through one or more intermediaries controls, is controlled by, or is under common control with, CIBER, Inc., or (ii) any entity in which the Company has a significant equity interest, as determined by the Committee.

              (b) "AWARD" means a grant made under this Plan in the form of Stock, Options, Restricted Stock, Performance Shares, or Performance Units.

              (c) "BOARD" means the Board of Directors of the Company.

              (d) "COMMITTEE" means (i) the Board, or (ii) one or more committees of the Board to whom the Board has delegated all or part of its authority under this Plan. Any committee under clause (ii) hereof which makes grants to "officers" of the Company (as that term is defined in Rule 16a-1(f) promulgated under the Exchange Act) shall be composed of not less than the minimum number of persons from time to time required by

Rule 16b-3, each of whom, to the extent necessary to comply with Rule 16b-3 only, shall be a "non-employee director" within the meaning of Rule 16b-3(b)(3)(i).

              (e) "COMPANY" means CIBER, Inc., a Delaware corporation, together with its Affiliated Corporations except where the context otherwise requires.

              (f) "EFFECTIVE DATE" means January 31, 1994.

              (g) "ELIGIBLE EMPLOYEES" means full-time key employees (including, without limitation, officers and directors who are also employees) of the Company or any Affiliated Corporation or any division thereof, upon whose judgment, initiative and efforts the Company is, or will be, important to the successful conduct of its business.

              (h) "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

              (i) "FAIR MARKET VALUE" means, as of any date, the value of the Stock determined as follows:

                   (i) If the Stock is listed on any established stock exchange or a national market system, its Fair Market Value shall be the closing sales price for such Stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable;

                   (ii) If the Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share shall be the mean between the high bid and low asked prices for the Stock on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable;

                   (iii) In the absence of an established market for the Stock, the Fair Market Value shall be determined in good faith by the Committee.

              (j) "INCENTIVE STOCK OPTION" means any Option designated as such and granted in accordance with the requirements of Section 422 of the Internal Revenue Code.

              (k) "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as it may be amended from time to time, and the rules and regulations promulgated thereunder.

              (l) "NON-STATUTORY OPTION" means any Option other than an Incentive Stock Option.

              (m) "OPTION" means a right to purchase Stock at a stated price for a specified period of time.

              (n) "OPTION PRICE" means the price at which shares of Stock subject to an Option may be purchased, determined in accordance with Section 7.2(b).

              (o) "PARTICIPANT" means an Eligible Employee or part-time employee of, or consultant to, the Company designated by the Committee from time to time during the term of the Plan to receive one or more Awards under the Plan.

              (p) "PERFORMANCE CYCLE" means the period of time as specified by the Committee over which Performance Share or Performance Units are to be earned.

              (q) "PERFORMANCE SHARES" means an Award made pursuant to
Section 9 which entitles a Participant to receive Shares, their cash equivalent or a combination thereof based on the achievement of performance targets during a Performance Cycle.

              (r) "PERFORMANCE UNITS" means an Award made pursuant to Section 9 which entitles a Participant to receive cash, Stock or a combination thereof based on the achievement of performance targets during a Performance Cycle.

              (s) "PLAN YEAR" means each 12-month period beginning July 1 and ending the following June 30, except that for the first year of the Plan it shall begin on the Effective Date and extend to June 30 of that year.

              (t) "RESTRICTED STOCK" means Stock granted under Section 8 that is subject to restrictions imposed pursuant to said Section.

              (u) "RULE 16b-3" shall mean Rule 16b-3 as promulgated by the Securities and Exchange Commission under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

              (v) "SERVICE PROVIDER" means an employee of or consultant to the Company.

              (w) "SHARE" means a share of Stock.

              (x) "STOCK" means the common stock, $.01 par value, of the Company.

              (y) GENDER AND NUMBER. Except when otherwise indicated by the context, the masculine gender shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural.

                                    SECTION 3
                               PLAN ADMINISTRATION

         3.1 AUTHORITY OF COMMITTEE. The Plan shall be administered by the Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to:
(i) designate Participants; (ii) determine the type or types of Awards to be granted to eligible Participants; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances cash, shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) correct any defect, supply any omission, reconcile any inconsistency and otherwise interpret and administer the Plan and any instrument or agreement relating to the Plan or any Award hereunder;
(viii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. To the extent necessary or appropriate, the Committee may adopt sub-plans consistent with the Plan to conform to applicable state or foreign securities or tax laws. A majority of the members of the Committee may determine its actions and fix the time and place of its meetings.

         3.2 DETERMINATIONS UNDER THE PLAN. Unless otherwise expressly provided in the Plan all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all persons, including the Company, any Affiliated Corporation, any Participant, any holder or beneficiary of any Award, and any shareholder. No member of the Committee shall be liable for any action, determination or interpretation made in good faith, and all members of the Committee shall, in addition to their rights as directors, be fully protected by the Company with respect to any such action, determination or interpretation.

                                    SECTION 4
                            STOCK SUBJECT TO THE PLAN

         4.1 NUMBER OF SHARES. Subject to adjustment as provided in Section 4.3, 8,000,000 Shares are authorized for issuance under the Plan in accordance with the provisions of the Plan and subject to such restrictions or other provisions as the Committee may from time to time deem necessary; provided, however, that no Participant may be granted Awards in any one calendar year with respect to more than 1,000,000 Shares. The Shares may be divided among the various Plan components as the Committee shall determine. Shares which may be issued upon the exercise of Options shall be applied to reduce the maximum number of Shares remaining available for use under the Plan. The Company shall at all times during the term of the Plan and while any Options are outstanding retain as authorized and unissued Stock, or as treasury Stock, at least the number of Shares from time to time required under the provisions of the Plan, or otherwise assure itself of its ability to perform its obligations hereunder.

         4.2 UNUSED AND FORFEITED STOCK. Any Shares that are subject to an Award under this Plan which are not used because the terms and conditions of the Award are not met, including any Shares that are subject to an Option which expires or is terminated for any reason, any Shares which are used for full or partial payment of the purchase price of Shares with respect to which an Option is exercised and any Shares retained by the Company pursuant to
Section 15.2 shall automatically become available for use under the Plan. Notwithstanding the foregoing, any Shares used for full or partial payment of the purchase price of the Shares with respect to which an Option is exercised and any Shares retained by the Company pursuant to Section 15.2 that were originally Incentive Stock Option Shares must still be considered as having been granted for purposes of determining whether the Share limitation provided for in Section 4.1 has been reached for purposes of Incentive Stock Option grants.

         4.3 ADJUSTMENTS FOR STOCK SPLIT, STOCK DIVIDEND, ETC. If the Company shall at any time increase or decrease the number of its outstanding Shares of Stock or change in any way the rights and privileges of such Shares by means of the payment of a stock dividend or any other distribution upon such Shares payable in Stock, or through a stock split, subdivision, consolidation, combination, reclassification or recapitalization involving the Stock, then in relation to the Stock that is affected by one or more of the above events, the numbers, rights and privileges of (i) the shares of Stock as to which Awards may be granted under the Plan, and (ii) the Shares of Stock then included in each outstanding Option, Performance Share or Performance Unit granted hereunder, shall be increased, decreased or changed in like manner as if they had been issued and outstanding, fully paid and nonassessable at the time of such occurrence.

         4.4 DIVIDEND PAYABLE IN STOCK OF ANOTHER CORPORATION, ETC. If the Company shall at any time pay or make any dividend or other distribution upon the Stock payable in securities of another corporation or other property (except money or Stock), a proportionate part of such securities or other property shall be set aside and delivered to any Participant then holding an Award for the particular type of Stock for which the dividend or other distribution was made, upon exercise thereof in the case of Options, and the vesting thereof in the case of other Awards. Prior to the time that any such securities or other property are delivered to a Participant in accordance with the foregoing, the Company shall be the owner of such securities or other property and shall have the right to vote the securities, receive any dividends payable on such securities, and in all other respects shall be treated as the owner. If securities or other property which have been set aside by the Company in accordance with this Section are not delivered to a Participant because an Award is not exercised or otherwise vested, then such securities or other property shall remain the property of the Company and shall be dealt with by the Company as it shall determine in its sole discretion.

         4.5 OTHER CHANGES IN STOCK. In the event there shall be any change, other than as specified in Sections 4.3 and 4.4, in the number or kind of outstanding shares of Stock or of any stock or other securities into which the Stock shall be changed or for which it shall have been exchanged, and if the Committee shall in its discretion determine that such change equitably requires an adjustment in the number or kind of Shares subject to outstanding Awards or which have been reserved for issuance pursuant to the Plan but are not then subject to an Award, then such adjustments shall be made by the Committee and shall be effective for all purposes of the Plan and on each outstanding Award that involves the particular type of stock for which a change was effected.

         4.6 RIGHTS TO SUBSCRIBE. If the Company shall at any time grant to the holders of its Stock rights to subscribe pro rata for additional shares thereof or for any other securities of the Company or of any other corporation, there shall be reserved with respect to the Shares then subject to an Award held by any Participant of the particular class of Stock involved, the Stock or other securities which the Participant would have been entitled to subscribe for if immediately prior to such grant the Participant had exercised his entire Option, or otherwise vested in his entire Award. If, upon exercise of any such Option or the vesting of any other Award, the Participant subscribes for the additional Stock or other securities, the Participant shall pay to the Company the price that is payable by the Participant for such Stock or other securities.

         4.7 GENERAL ADJUSTMENT RULES. If any adjustment or substitution provided for in this Section 4 shall result in the creation of a fractional Share under any Award, the Company shall, in lieu of selling or otherwise issuing such fractional Share, pay to the Participant a cash sum in an amount equal to the product of such fraction multiplied by the Fair Market Value of a Share on the date the fractional Share would otherwise have been issued. In the case of any such substitution or adjustment affecting an Option, the total Option Price for the shares of Stock then subject to an Option shall remain unchanged but the Option Price per shall under each such Option shall be equitably adjusted by the Committee to reflect the greater or lesser number of shares of Stock or other securities into which the Stock subject to the Option may have been changed.

         4.8 DETERMINATION BY COMMITTEE, ETC. Adjustments under this Section 4 shall be made by the Committee, whose determinations with regard thereto shall be final and binding upon all persons.

                                    SECTION 5
                          REORGANIZATION OR LIQUIDATION

         In the event that the Company is merged or consolidated with another corporation (other than a merger or consolidation in which the Company is the continuing corporation and which does not result in any reclassification or change of outstanding Shares), or if all or substantially all of the assets or more than 50% of the outstanding voting stock of the Company is acquired by any other corporation, business entity or person (other than a sale or conveyance in which the Company continues as a holding company of an entity or entities that conduct the business or businesses formerly conducted by the Company), or in case of a reorganization (other than a reorganization under the United States Bankruptcy Code) or liquidation of the Company, and if the provisions of Section 10 do not apply, the Committee, or the board of directors of any corporation assuming the obligations of the Company, shall, have the power and discretion to prescribe the terms and conditions for the exercise, or modification, of any outstanding Awards granted hereunder. By way of illustration, and not by way of limitation, the Committee may provide for the complete or partial acceleration of the dates of exercise of the Options, or may provide that such Options will be exchanged or converted into options to acquire securities of the surviving or acquiring corporation, or may provide for a payment or distribution in respect of outstanding Options (or the portion thereof that is currently exercisable) in cancellation thereof. The Committee may remove restrictions on Restricted Stock and may modify the performance requirements for any other Awards. The Committee may provide that Stock or other Awards granted hereunder must be exercised in connection with the closing of such transaction, and that if not so exercised such Awards will expire. Any such determinations by the Committee may be made generally with respect to all Participants, or may be made on a case-by-case basis with respect to particular Participants. The provisions of this Section 5 shall not apply to any transaction undertaken for the purpose of reincorporating the Company under the laws of another jurisdiction, if such transaction does not materially affect the beneficial ownership of the Company's capital stock.

                                    SECTION 6
                                  PARTICIPATION

         Participants in the Plan shall be those Eligible Employees, part-time employees or consultants who, in the judgment of the Committee, are performing, or during the term of their incentive arrangement will perform, important services in the management, operation and development of the Company, and significantly contribute, or are expected to significantly contribute, to the achievement of long-term corporate economic objectives. Participants may be granted from time to time one or more Awards; provided, however, that the grant of each such Award shall be separately approved by the Committee, and receipt of one such Award shall not result in automatic receipt of any other Award, written notice shall be given to such person, specifying the terms, conditions, rights and duties related thereto; and further provided that Incentive Stock Options shall not be granted to (i) consultants, (ii) part-time employees or (iii) Eligible Employees of any partnership or other entity which is included within the definition of an Affiliated Corporation but whose employees are not permitted to receive Incentive Stock

Options under the Internal Revenue Code. Each Participant shall enter into an agreement with the Company, in such form as the Committee shall determine and which is consistent with the provisions of the Plan, specifying such terms, conditions, rights and duties. Awards shall be deemed to be granted as of the date specified in the grant resolution of the Committee, which date shall be the date of any related agreement with the Participant. In the event of any inconsistency between the provisions of the Plan and any such agreement entered into hereunder, the provisions of the Plan shall govern.

                                    SECTION 7
                                  STOCK OPTIONS

         7.1 GRANT OF OPTIONS. Coincident with or following designation for participation in the Plan, a Participant may be granted one or more Options. The Committee in its sole discretion shall designated whether an Option is to be considered an Incentive Stock Option or a Non-Statutory Option. The Committee may grant both an Incentive Stock Option and a Non-Statutory Option to the same Participant at the same time or at different times. Incentive Stock Options and Non-Statutory Options, whether granted at the same or different times, shall be deemed to have been awarded in separate grants, shall be clearly identified, and in no event shall the exercise of one Option affect the right to exercise any other Option or affect the number of Shares for which any other Option may be exercised.

         7.2 OPTION AGREEMENTS. Each Option granted under the Plan shall be evidenced by a written stock option agreement which shall be entered into by the Company and the Participant to whom the Option is granted (the "Option Holder"), and which shall contain the following terms and conditions, as well as such other terms and conditions not inconsistent therewith, as the Committee may consider appropriate in each case.

              (a) NUMBER OF SHARES. Each stock option agreement shall state that it covers a specified number of Shares, as determined by the Committee. To the extent that the aggregate Fair Market Value of Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by any Participant during any year (under all plans of the Company and any Affiliated Corporation) exceeds $100,000, such Options shall be treated as not being Incentive Stock Options. The foregoing shall be applied by taking Options into account in the order in which they were granted. For the purposes of the foregoing, the Fair Market Value of any Share shall be determined as of the time the Option with respect to such Share is granted. In the event the foregoing results in a portion of an Option designated as an Incentive Stock Option exceeding the $100,000 limitation, only such excess shall be treated as not being an Incentive Stock Option.

              (b) PRICE. The price at which each Share covered by an Option may be purchased shall be determined in each case by the Committee and set forth in the stock option agreement, but in no event shall the Option Price for each Share covered by an Incentive Stock Option be less than the Fair Market Value of the Stock on the date the Option is granted; provided, however, that the Option Price for each Share covered by a Non-Statutory Option may be granted at any price less than Fair Market Value, in the sole discretion of the Committee; and provided further that the Option Price for each Share covered by an Incentive Stock Option granted to an Eligible Employee who then owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company must be at least 110% of the Fair Market Value of the Stock subject to the Incentive Stock Option on the date the Option is granted.

              (c) DURATION OF OPTIONS. Each stock option agreement shall state the period of time, determined by the Committee, within which the Option may be exercised by the Option Holder (the "Option Period"). The Option Period must expire, in all cases, not more than ten years from the date an Option is granted; provided, however, that the Option Period of an Incentive Stock Option granted to an Eligible Employee who then owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company must expire not more than five years from the date such an Option is granted. Each stock option agreement shall also state the periods of time, if any, as determined by the Committee, when incremental portions of each Option shall vest. If any Option is not exercised during its Option Period, it shall be deemed to have been forfeited and or no further force or effect.

              (d) TERMINATION OF SERVICE, DEATH, DISABILITY, ETC. Except as otherwise determined by the Committee, each stock option agreement shall provide as follows with respect to the exercise of the Option upon an Option Holder ceasing to be a Service Provider or on the death or disability of the Option Holder:

                   (i) If the Option Holder ceases to be a Service Provider within the Option Period for cause, as determined by the Company, the Option shall thereafter be void for all purposes. As used in this Section 7.2(d), "cause" shall mean a gross violation, as determined by the Company, of the Company's established policies and procedures. The effect of this
Section 7.2(d)(i) shall be limited to determining the consequences of a termination, and nothing in this Section 7.2(d)(i) shall restrict or otherwise interfere with the Company's discretion with respect to the termination of any Service Provider.

                   (ii) If the Option Holder ceases to be a Service Provider with the Company in a manner determined by the Board, in its sole discretion, to constitute retirement (which determination shall be communicated to the Option Holder within 10 days of such termination), the Option may be exercised by the Option Holder, or in the case of death by the persons specified in clause (iii) of this Section 7.2(d), within three months following his or her retirement if the Option is an Incentive Stock Option or within twelve months following his or her retirement if the Option is a Non-Statutory Stock Option (provided in each case that such exercise must occur within the Option Period), but not thereafter. In any such case, the Option may be exercised only as to the Shares as to which the Option had become exercisable on or before the date the Option Holder ceases to be a Service Provider.

                   (iii) If the Option Holder dies (A) while he or she is a Service Provider, (B) within the three-month period referred to in clause (v) below, or (C) within the three or twelve-month period referred to in clause
(ii) above, the Option may be exercised by those entitled to do so under the Option Holder's will or by the laws of descent and distribution within twelve months following the Option Holder's death (provided that such exercise must occur within the Option Period), but not thereafter. In any such case, the Option may be exercised only as to the Shares as to which the Option had become exercisable on or before the date of the Option Holder's death or at such time as the Option Holder ceased to be a Service Provider, whichever is earlier.

                   (iv) If the Option Holder becomes disabled (within the meaning of Section 22(e) of the Internal Revenue Code) while a Service Provider, Incentive Stock Options held by the Option Holder may be exercised by the Option Holder within twelve months following the date the Option Holder ceases to be a Service Provider (provided that such exercise must occur within the Option Period), but not thereafter. If the Option Holder becomes disabled (within the meaning of Section 22(e) of the Internal Revenue
Code) while a Service Provider or within three-month period referred to in clause (v) below or within the twelve month period following his or her retirement as provided in clause (ii) above, Non-Statutory Options held by the Option Holder may be exercised by the Option Holder within twelve months following the date of the Option Holder's disability (provided that such exercise must occur within the Option Period), but not thereafter. In any such case, the Option may be exercised only as to the Shares as to which the Option had become exercisable on or before the date the Option Holder ceased to be a Service Provider.

                   (v) If the Option Holder ceases to be a Service Provider (which for this purpose means that the Option Holder is no longer employed by or consulting with the Company or an Affiliated Corporation) within the Option Period for any reason other than cause, retirement as provided in clause (ii) above, disability as provided in clause (iv) above or the Option Holder's death, the Option may be exercised by the Option Holder within three months following the date of such cessation (provided that such exercise must occur within the Option Period), but not thereafter. In any such case, the Option may be exercised only as to the Shares as to which the Option had become exercisable on or before the date that the Option Holder ceases to be a Service Provider.

              (e) TRANSFERABILITY. Except as otherwise determined by the Committee, Options shall not be transferable by the Option Holder except by will or pursuant to the laws of descent and distribution or pursuant to a "qualified domestic relations order" as defined by the Internal Revenue Code or Title I of the Employee Retirement Income Security Act of 1974 ("ERISA"); each Option shall be exercisable during the Option Holder's lifetime only by him or her, or in the event of disability or incapacity, by his or her guardian or legal representative; and Shares issuable pursuant to any Option shall be delivered only to or for the account of the Option Holder, or in the event of disability or incapacity, by his or her guardian or legal representative.

              (f) EXERCISE, PAYMENTS, ETC.

                   (i) Each stock option agreement shall provide that the method for exercising the Option granted therein shall be by delivery to the Corporate Secretary of the Company of written notice specifying the number of Shares with respect to which such Option is exercised (which must be in a minimum amount of 25 Shares) and payment of the Option Price. Such notice shall be in a form satisfactory to the Committee and shall specify the particular Option (or portion thereof) which is being exercised and the number of Shares with respect to which the Option is being exercised. The exercise of the Option shall be deemed effective upon receipt of such notice by the Corporate Secretary and payment to the Company. The purchase of such Stock shall take place at the principal offices of the Company upon delivery of such notice, at which time the purchase price of the Stock shall be paid in full by any of the methods or any combination of the methods set forth in (ii) below. A properly executed certificate or certificates representing the Stock shall be issued by the Company and delivered to the Option Holder. If certificates representing Stock are used to pay all or part of the Option Price, separate certificates for the same number of shares of Stock shall be issued by the Company and delivered to the Option Holder representing each certificate used to pay the Option Price, and an additional certificate shall be issued by the Company and delivered to the Option Holder representing the additional shares, in excess of the Option Price, to which the Option Holder is entitled as a result of the exercise of the Option.

                   (ii) The exercise price shall be paid by any of the following methods or any combination of the following methods:

                          (A) in cash;

                          (B) by cashier's check payable to the order of the
Company;

                          (C) by delivery to the Company of certificates
representing the number of Shares then owned by the Option Holder, the Fair Market Value of which equals the purchase price of the Stock purchased pursuant to the Option, properly endorsed for transfer to the Company; provided however, that Shares used for this purpose must have been held by the Option Holder for such minimum period of time as may be established from time to time by the Committee; and provided further that the Fair Market Value of any Shares delivered in payment of the purchase price upon exercise of the Option shall be the Fair Market Value as of the exercise date, which shall be the date of delivery of the certificates for the Stock used as payment of the Option Price; or

                          (D) by delivery to the Company of a properly
executed notice of exercise together with irrevocable instructions to a broker to deliver to the Company promptly the amount of the proceeds of the sale of all or a portion of the Stock or of a loan from the broker to the Option Holder necessary to pay the exercise price.

                   (iii) In the discretion of the Committee, the Company may guaranty a third-party loan obtained by a Participant to pay part or all of the Option Price of the Shares provided that such loan or the Company's guaranty is secured by the Shares.

              (g) DATE OF GRANT. An option shall be considered as having been granted on the date specified in the grant resolution of the Committee.

              (h) WITHHOLDING.

                   (A) NON-STATUTORY OPTIONS. Each stock option agreement covering Non-Statutory Options shall provide that, upon exercise of the Option, the Option Holder shall make appropriate arrangements with the Company to provide for the amount of additional withholding required by applicable federal and state income tax laws, including payment of such taxes through delivery of Stock or by withholding Stock to be issued under the Option, as provided in Section 15.

                   (B) INCENTIVE OPTIONS. In the event that a Participant makes a disposition (as defined in Section 424(c) of the Internal Revenue
Code) of any Stock acquired pursuant to the exercise of an Incentive Stock Option prior to the later of (i) the expiration of two years from the date on which the Incentive Stock Option was granted or (ii) the expiration of one year from the date on which the Option was exercised, the Participant shall send written notice to the Company at its principal office in Denver, Colorado (Attention: Corporate Secretary) of the date of such disposition, the number of shares disposed of, the amount of proceeds received from such disposition, and any other information relating to such disposition as the Company may reasonably request. The Participant shall, in the event of such a disposition, make appropriate arrangements with the Company to provide for the amount of additional withholding, if any, required by applicable federal and state income tax laws.

              (i) ADJUSTMENT OF OPTIONS. Subject to the limitations contained in Sections 7 and 14, the Committee may make any adjustment in the Option Price, the number of shares subject to, or the terms of, an outstanding Option and a subsequent granting of an Option by amendment or by substitution of an outstanding Option. Such amendment, substitution, or re-grant may result in terms and conditions (including Option Price, number of shares covered, vesting schedule or exercise period) that differ from the terms and conditions of the original Option. The Committee may not, however, adversely affect the rights of any Participant to previously granted Options without the consent of such Participant. If such action is affected by amendment, the effective date of such amendment shall be the date of the original grant.

         7.3 STOCKHOLDER PRIVILEGES. No Option Holder shall have any rights as a stockholder with respect to any Shares covered by an Option until the Option Holder becomes the holder of record of such Stock, and no adjustments shall be made for dividends or other distributions or other rights as to which there is a record date preceding the date such Option Holder becomes the holder of record of such Stock, except as provided in Section 4.

                                    SECTION 8
                             RESTRICTED STOCK AWARDS

         8.1 AWARDS GRANTED BY COMMITTEE. Coincident with or following designation for participation in the Plan, a Participant may be granted one or more Restricted Stock Awards consisting of Shares. The number of Shares granted as a Restricted Stock Award shall be determined by the Committee.

         8.2 RESTRICTIONS. A Participant's right to retain a Restricted Stock Award granted to him under Section 8.1 shall be subject to such restrictions, including but not limited to his continuing to perform as a Service Provider for a restriction period specified by the Committee, or the attainment of specified performance goals and objectives, as may be established by the Committee with respect to such Award. The Committee may in its sole discretion require different periods of service or different performance goals and objectives with respect to (i) different Participants, (ii) different Restricted Stock Awards, or (iii) separate, designated portions of the Shares constituting a Restricted Stock Award.

         8.3 PRIVILEGES OF A STOCKHOLDER, TRANSFERABILITY. A Participant shall have all voting, dividend, liquidation and other rights with respect to Stock in accordance with its terms received by him as a Restricted Stock Award under this Section 8 upon his becoming the holder of record of such Stock; provided, however, that the Participant's right to sell, encumber or otherwise transfer such Stock shall be subject to the limitations of Section
11.2 hereof.

         8.4 ENFORCEMENT OF RESTRICTIONS. The Committee may in its sole discretion require one or more of the following methods of enforcing the restrictions referred to in Section 8.2 and 8.3:

              (a) placing a legend on the stock certificates referring to the restrictions;

              (b) requiring the Participant to keep the stock certificates, duly endorsed, in the custody of the Company while the restrictions remain in effect; or

              (c) requiring that the stock certificates, duly endorsed, be held in the custody of a third party while the restrictions remain in effect.

         8.5 TERMINATION OF SERVICE, DEATH, DISABILITY, ETC. In the event of the death or disability (within the meaning of Section 22(e) of the Internal Revenue Code) of a Participant, or the retirement of a Participant as provided in Section 7.2(d)(ii), all service period and other restrictions applicable to Restricted Stock Awards then held by him shall lapse, and such Awards shall become fully nonforfeitable. Subject to Sections 5 and 10, in the event a Participant ceases to be a Service Provider for any other reason, any Restricted Stock Awards as to which the service period or other restrictions have not been satisfied shall be forfeited.

                                    SECTION 9
                    PERFORMANCE SHARES AND PERFORMANCE UNITS

         9.1 AWARDS GRANTED BY COMMITTEE. Coincident with or following designation for participation in the Plan, a Participant may be granted Performance Shares or Performance Units.

         9.2 AMOUNT OF AWARD. The Committee shall establish a maximum amount of a Participant's Award, which amount shall be denominated in Shares in the case of Performance Shares or in dollars in the case of Performance Units.

         9.3 COMMUNICATION OF AWARD. Written notice of the maximum amount of a Participant's Award and the Performance Cycle determined by the Committee shall be given to a Participant as soon as practicable after approval of the Award by the Committee.

         9.4 AMOUNT OF AWARD PAYABLE. The Committee shall establish maximum and minimum performance targets to be achieved during the applicable Performance Cycle. Performance targets established by the Committee shall relate to corporate, group, unit or individual performance and may be established in terms of earnings, growth in earnings, ratios of earnings to equity or assets, or such other measures or standards determined by the Committee. Multiple performance targets may be used and the components of multiple performance targets may be given the same or different weighting in determining the amount of an Award earned, and may relate to absolute performance or relative performance measured against other groups, units, individuals or entities. Achievement of the maximum performance target shall entitle the Participant to payment (subject to Section 9.6) at the full or maximum amount specified with respect to the Award; provided, however, that notwithstanding any other provisions of this Plan, in the case of an Award of Performance Shares the Committee in its discretion may establish an upper limit on the amount payable (whether in cash or Stock) as a result of the achievement of the maximum performance target. The Committee may also establish that a portion of a full or maximum amount of a Participant's Award will be paid (subject to Section 9.6) for performance which exceeds the minimum performance target but falls below the maximum performance target applicable to such Award.

         9.5 ADJUSTMENTS. At any time prior to payment of a Performance Share or Performance Unit Award, the Committee may adjust previously established performance targets or other terms and conditions to reflect events such as changes in laws, regulations, or accounting practice, or mergers, acquisitions or divestitures.

         9.6 PAYMENTS OF AWARDS. Following the conclusion of each Performance Cycle, the Committee shall determine the extent to which performance targets have been attained, and the satisfaction of any other terms and conditions with respect to an Award relating to such Performance Cycle. The Committee shall determine what, if any, payment is due with respect to an Award and whether such payment shall be made in cash, Stock or some combination. Payment shall be made in a lump sum or installments, as determined by the Committee, commencing as promptly as practicable following the end of the applicable Performance Cycle, subject to such terms and conditions and in such form as may be prescribed by the Committee.

         9.7 TERMINATION OF EMPLOYMENT. If a Participant ceases to be a Service Provider before the end of a Performance Cycle by reason of his death, disability as provided in Section 7.2(d)(iv), or retirement as provided in Section 7.2(d)(ii), the Performance Cycle for such Participant for the purpose of determining the amount of the Award payable shall end at the end of the calendar quarter immediately preceding the date on which such Participant ceased to be a Service Provider. The amount of an Award payable to a Participant to whom the preceding sentence is applicable shall be paid at the end of the Performance Cycle and shall be that fraction of the Award computed pursuant to the preceding sentence the numerator of which is the number of calendar quarters during the Performance Cycle during all of which said Participant was a Service Provider and the denominator of which is the number of full calendar quarters in the Performance Cycle. Upon any other termination of Participant's services as a Service Provider during a Performance Cycle, participation in the Plan shall cease and all outstanding Awards of Performance Shares or Performance Units to such Participant shall be canceled.

                                   SECTION 10
                                CHANGE IN CONTROL

         10.1 OPTIONS, RESTRICTED STOCK. In the event of a change in control of the Company as defined in Section 10.3, then the Committee may, in its sole discretion, without obtaining stockholder approval, to the extent permitted in Section 14, take any or all of the following actions: (a) accelerate the exercise dates of any outstanding Options or make all such Options fully vested and exercisable; (b) grant a cash bonus award to any Option Holder in an amount necessary to pay the Option Price of all or any portion of the Options then held by such Option Holder; (c) pay cash to any or all Option Holders in exchange for the cancellation of their outstanding Options in an amount equal to the different between the Option Price of such Options and the greater of the tender offer price for the underlying Stock or the Fair Market Value of the Stock on the date of the cancellation of the Options; (d) make any other adjustments or amendments to the outstanding Options; and (e) eliminate all restrictions with respect to Restricted Stock and deliver Shares free of restrictive legends to any Participant.

         10.2 PERFORMANCE SHARES AND PERFORMANCE UNITS. Under the circumstances described in Section 10.1, the Committee may, in its sole discretion, and without obtaining stockholder approval, to the extent permitted in Section 14, provide for payment of outstanding Performance Shares and Performance Units at the maximum award level or any percentage thereof.

         10.3 DEFINITION. For purposes of the Plan, a "change in control" shall be deemed to have occurred if: (a) any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or under a trust, the grantor of which is Bobby G. Stevenson, or Bobby G. Stevenson, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 33% of the then outstanding voting stock of the Company; or (b) at any time during any period of three consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board (and any new director whose election by the Board or whose nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof; or (c) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

                                   SECTION 11
                        RIGHTS OF EMPLOYEES; PARTICIPANTS

         11.1 EMPLOYMENT. Nothing contained in the Plan or in any Award granted under the Plan shall confer upon any Participant any right with respect to the continuation of his or her services as a Service Provider, or interfere in any way with the right of the Company, subject to the terms of any separate employment or consulting agreement to the contrary, at any time to terminate such services or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Award. Whether an authorized leave of absence, or absence in military or government service, shall constitute a termination of Participant's services as a Service Provider shall be determined by the Committee at the time.

         11.2 NONTRANSFERABILITY. Except as provided in Section 11.3, no right or interest of any Participant in an Award granted pursuant to the Plan shall be assignable or transferable during the lifetime of the Participant except pursuant to a "qualified domestic relations order" as defined by the Internal Revenue Code or Title I of ERISA, either voluntarily or involuntarily, or be subjected to any lien, directly or indirectly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge or bankruptcy. In the event or a Participant's death, a Participant's rights and interests in Options shall, to the extent provided in Section 7, be transferable by testamentary will or the laws of descent and distribution, and payment of any amounts due under the Plan shall be made to, and exercise of any Options may be made by, the Participant's legal representatives, heirs or legatees. If, in the opinion of the Committee, a person entitled to payments or to exercise rights with respect to the

Plan is disabled from caring for his affairs because of mental condition, physical condition or age, payment due such person may be made to, and such rights shall be exercised by, such person's guardian, conservator or other legal personal representative upon furnishing the Committee with evidence satisfactory to the Committee of such status. Transfers shall not be deemed to include transfers to the Company or "cashless exercise" procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of Awards consistent with applicable laws and the authorization of the Committee.

         11.3 PERMITTED TRANSFERS. Pursuant to conditions and procedures established by the Committee from time to time, the Committee may permit Awards to be transferred to, exercised by and paid to certain persons or entities related to a Participant, including but not limited to members of the Participant's immediate family, charitable institutions, or trusts or other entities whose beneficiaries or beneficial owners are members of the Participant's immediate family and/or charitable institutions. In the case of initial Awards, at the request of the Participant, the Committee may permit the naming of the related person or entity as the Award recipient. Any permitted transfer shall be subject to the condition that the Committee receive evidence satisfactory to it that the transfer is being made for estate and/or tax planning purposes on a gratuitous or donative basis and without consideration (other than nominal consideration). Notwithstanding the foregoing, Incentive Stock Options shall only be transferable to the extent permitted by Section 422 of the Internal Revenue Code and the treasury regulations thereunder.

                                   SECTION 12
                              GENERAL RESTRICTIONS

         12.1 INVESTMENT REPRESENTATIONS. The Company may require any person to whom an Option or other Award is granted, as a condition of exercising such Option or receiving Stock under the Award, to give written assurances in substance and form satisfactory to the Company and its counsel to the effect that such person is acquiring the Stock subject to the Option or the Award for his own account for investment and not with any present intention or selling or otherwise distributing the same, and to such other effects as the Company deems necessary or appropriate in order to comply with federal and applicable state securities laws. Legends evidencing such restrictions may be placed on the certificates evidencing the Stock.

         12.2 COMPLIANCE WITH SECURITIES LAWS. Each Award shall be subject to the requirement that, if at any time counsel to the Company shall determine that the listing, registration or qualification of the Shares subject to such Award upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, is necessary as a condition of, or in connection with, the issuance or purchase of Shares thereunder, such Award may not be accepted or exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Committee. Nothing herein shall be deemed to require the Company to apply for or to obtain such listing, registration or qualification.

         12.3 STOCK RESTRICTION AGREEMENT. The Committee may provide that shares of Stock issuable upon the exercise of an Option shall, under certain conditions, be subject to restrictions whereby the Company has a right of first refusal with respect to such shares or a right or obligation to repurchase all or a portion of such shares, which restrictions may survive a Participant's cessation or termination as a Service Provider.

                                   SECTION 13
                             OTHER EMPLOYEE BENEFITS

         The amount of any compensation deemed to be received by a Participant as a result of the exercise of an Option or the grant or vesting of any other Award shall not constitute "earnings" with respect to which any other benefits of such Participant are determined, including without limitation benefits under any pension, profit sharing, life insurance or salary continuation plan.

                                   SECTION 14
                  PLAN AMENDMENT, MODIFICATION AND TERMINATION

         The Board may at any time terminate, and from time-to-time may amend or modify, the Plan; provided, however, that no amendment or modification may become effective without approval of the amendment or modification by the stockholders if stockholder approval is required to enable the Plan to satisfy any applicable statutory or regulatory requirements, or if the Company, on the advice of counsel, determines that stockholder approval is otherwise necessary or desirable.

         No amendment, modification or termination of the Plan shall in any manner adversely affect any Awards theretofore granted under the Plan, without the consent of the Participant holding such Awards.

                                   SECTION 15
                                   WITHHOLDING

         15.1 WITHHOLDING REQUIREMENT. The Company's obligations to deliver Shares upon the exercise of an Option, or upon the vesting of any other Award, shall be subject to the Participant's satisfaction of all applicable federal, state and local income and other tax withholding requirements.

         15.2 WITHHOLDING WITH STOCK. At the time the Committee grants an Award, it may, in its sole discretion, grant the Participant an election to pay all such amounts of tax withholding, or any part thereof, by electing to transfer to the Company, or to have the Company withhold from Shares otherwise issuable to the Participant, Shares having a value equal to the amount required to be withheld or such lesser amount as may be elected by the Participant. All elections shall be subject to the approval or disapproval of the Committee. The value of Shares to be withheld shall be based on the Fair Market Value of the Stock on the date that the amount of tax to be withheld is to be determined (the "Tax Date"). Any such elections by Participants to have Shares withheld for this purpose will be subject to the following restrictions:

         (a) All elections must be made prior to the Tax Date;

         (b) All elections shall be irrevocable; and

         (c) If the Participant is an officer or director of the Company within the meaning of Section 16 of the Exchange Act ("Section 16"), the Participant must satisfy the requirements of such Section 16 and any applicable rules thereunder with respect to the use of Stock to satisfy such tax withholding obligation.

                                   SECTION 16
                            SECTION 162(m) PROVISIONS

         16.1 LIMITATIONS. Notwithstanding any other provision of this Plan, if the Committee determines at the time any Restricted Stock Award or Performance Award is granted to a Participant that such Participant is, or is likely to be at the time he or she recognizes income for federal income tax purposes in connection with such Award, a Covered Employee (within the meaning of Section 162(m)(3) of the Internal Revenue Code), then the Committee may provide that this Section 16 is applicable to such Award.

         16.2 PERFORMANCE GOALS. If an Award is subject to this Section 16, then the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Committee, which shall be based on the attainment of one or any combination of the following: specified levels of earnings per share from continuing operations, operating income, revenues, gross margin, return on operating assets, return on equity, economic value added, stock price appreciation, total stockholder return (measured in terms of stock price appreciation and dividend growth), or cost control, of the Company or Affiliated Corporation (or any division thereof) for or within which the Participant is primarily employed. Such performance goals also may be based upon the attaining specified levels of Company performance under one or more of the measures described above relative to the performance of other corporations. Such performance goals shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Internal Revenue Code and the regulations thereunder.

         16.3 ADJUSTMENTS. Notwithstanding any provision of the Plan other than Section 10, with respect to any Award that is subject to this Section 16, the Committee may not adjust upwards the amount payable pursuant to such Award, nor may it waive the achievement of the applicable performance goals except in the case of the death or disability of the Participant.

         16.4 OTHER RESTRICTIONS. The Committee shall have the power to impose such other restrictions on Awards subject to this Section 16 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for "performance-based compensation" within the meaning of
Section 162(m)(4)(B) of the Internal Revenue Code or any successor thereto.

                                   SECTION 17
                             BROKERAGE ARRANGEMENTS

         The Committee, in its discretion, may enter into arrangements with one or more banks, brokers or other financial institutions to facilitate the disposition of shares acquired upon exercise of Stock Options, including, without limitation, arrangements for the simultaneous exercise of Stock Options and sale of the Shares acquired upon such exercise.

                                   SECTION 18
                           NONEXCLUSIVITY OF THE PLAN

         Neither the adoption of the Plan by the Board nor the submission of the Plan to stockholders of the Company for approval shall be construed as creating any limitations on the power or authority of the Board to adopt such other or additional incentive or other compensation arrangements of whatever nature as the Board may deem necessary or desirable or preclude or limit the continuation of any other plan, practice or arrangement for the payment of compensation or fringe benefits to employees or consultants generally, or to any class or group of employees or consultants, which the Company or any Affiliated Corporation now has lawfully put into effect, including, without limitation, any retirement, pension, savings and stock purchase plan, insurance, death and disability benefits and executive short-term incentive plans.

                                   SECTION 19
                               REQUIREMENTS OF LAW

         19.1 REQUIREMENTS OF LAW. The issuance of Stock and the payment of cash pursuant to the Plan shall be subject to all applicable laws, rules and regulations.

         19.2 RULE 16B-3. Transactions under the Plan and within the scope of Rule 16b-3 are intended to comply with all applicable conditions of Rule 16b-3. To the extent any provision of the Plan or any action by the Committee under the Plan fails to so comply, such provision or action shall, without further action by any person, be deemed to be automatically amended to the extent necessary to effect compliance with Rule 16b-3; provided, however, that if such provision or action cannot be amended to effect such compliance, such provision or action shall be deemed null and void to the extent permitted by law and deemed advisable by the Committee.

         19.3 GOVERNING LAW. The Plan and all agreements hereunder shall be construed in accordance with and governed by the laws of the State of Delaware.

                                   SECTION 20
                              DURATION OF THE PLAN

         No Award shall be granted under the Plan after ten years from the Effective Date; provided, however, that any Award theretofore granted may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under any such Award shall, extend beyond such date.

Dated: May 4, 1998.

                                     CIBER, Inc.

                                     By: /s/ Mac J. Slingerlend
                                         -------------------------------------
                                         Mac J. Slingerlend
                                         President and Chief Executive Officer

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

THE FOLLOWING DISCUSSION OF THE RESULTS OF OPERATIONS AND FINANCIAL CONDITION SHOULD BE READ IN CONJUNCTION WITH THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO. WITH THE EXCEPTION OF HISTORICAL MATTERS AND STATEMENTS OF CURRENT STATUS, CERTAIN MATTERS DISCUSSED BELOW ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE SUBSTANTIAL RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM TARGETS OR PROJECTED RESULTS. FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY, INCLUDE, AMONG OTHERS, YEAR 2000 EFFECTS, GROWTH THROUGH BUSINESS COMBINATIONS AND INTERNAL EXPANSION, THE ABILITY TO ATTRACT AND RETAIN QUALIFIED CONSULTANTS, DEPENDENCE ON SIGNIFICANT RELATIONSHIPS AND THE ABSENCE OF LONG-TERM CONTRACTS, MANAGEMENT OF A LARGE AND RAPIDLY GROWING BUSINESS, PROJECT RISKS, PRICING AND MARGIN PRESSURE, COMPETITION, POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS, PRICE VOLATILITY, AND INTERNATIONAL EXPANSION, WHICH ARE DISCUSSED HEREIN UNDER THE CAPTION "FACTORS THAT MAY AFFECT FUTURE RESULTS". MANY OF THESE FACTORS ARE BEYOND THE COMPANY'S ABILITY TO PREDICT OR CONTROL. IN ADDITION, AS A RESULT OF THESE AND OTHER FACTORS, THE COMPANY'S PAST FINANCIAL PERFORMANCE SHOULD NOT BE RELIED ON AS AN INDICATION OF FUTURE PERFORMANCE.

OVERVIEW

The Company's revenues have increased from $234.1 million in fiscal 1995 to $719.7 million in fiscal 1999, a compound annual growth rate of 32%. CIBER is a provider of information technology consulting services in the following areas:

     -    Strategic IT & Management Consulting
     -    e.Business Solutions
     -    ERP/Enterprise Software Solutions
     -    Custom IT Solutions
     -    Enterprise Systems & Network Integration
     -    Enterprise Outsourcing

CIBER has grown significantly through mergers and acquisitions, as well as through internal growth. For purposes of this report, the term "acquisition" refers to business combinations accounted for as a purchase and the term "merger" refers to business combinations accounted for as a pooling of interests. The Company's acquisitions involve the capitalization of intangible assets, which intangible assets are generally amortized over periods of up to 20 years for financial reporting purposes. The Company's consolidated financial statements include the results of operations of an acquired business since the date of acquisition. Mergers result in a one-time charge in the period in which the transaction is completed for costs associated with the business combination. Unless the effects are immaterial, the Company's consolidated financial statements are restated for all periods prior to a merger to include the results of operations, financial position and cash flows of the merged company. In addition, selling, general and administrative expenses may vary as a percentage of revenues depending on the fluctuations in the selling, general and administrative expenses of merged companies, if any, during any given period. CIBER completed 10 business combinations in each of the fiscal years ended June 30, 1999 and 1998, and 6 business combinations in the fiscal year ended June 30, 1997.

The following table sets forth, for the years indicated, certain items from the Company's consolidated statements of operations, expressed as a percentage of revenues and percentage change in the dollar amount of such items compared to the prior year:

                                                                                                   Dollar %
                                                        Percentage of Revenues                Increase (Decrease)
                                                         Year Ended June 30,                     Year to Year
                                                ---------------------------------------  -----------------------------
                                                    1997         1998         1999           1997:1998     1998:1999
----------------------------------------------------------------------------------------------------------------------

Revenues                                            100.0%        100.0%       100.0%             39.5%        24.8%

Gross margin                                         32.6%         34.9%        35.6%             48.9         27.6
Selling, general and administrative expenses         23.5          23.4         21.9              38.4         17.3
                                                ---------------------------------------
     Operating income before amortization
         and merger costs                             9.1          11.5         13.7              76.1         48.3

Amortization of intangible assets                      .7            .7          1.1              27.5         91.1
Merger costs                                           .3            .8           .2             272.6        (66.2)
                                                ---------------------------------------
    Operating income                                  8.1          10.0         12.4              73.4         54.4
Interest and other income, net                         .2            .3           .4              48.6         72.0
                                                ---------------------------------------
    Income before income taxes                        8.3          10.3         12.8              72.7         54.8
Income tax expense                                    3.2           4.0          5.2              74.0         63.5
                                                ---------------------------------------
    Net income                                        5.1%          6.3%         7.6%             71.9         49.4
                                                ---------------------------------------
                                                ---------------------------------------

    Pro forma net income                              4.9%          5.9%         7.6%             67.8         59.0
                                                ---------------------------------------
                                                ---------------------------------------

FISCAL YEAR ENDED JUNE 30, 1999 COMPARED TO FISCAL YEAR ENDED JUNE 30, 1998

The Company's revenues for fiscal 1999 increased 24.8% to $719.7 million from $576.5 million for fiscal 1998. This represents a 27.8% increase in consulting revenues offset by a planned decrease in other revenues, primarily sales of computer hardware products. Other revenues decreased to $59.3 million in fiscal 1999 from $59.8 million in fiscal 1998. The increase in revenues is derived primarily from an increase in hours billed and, to a lesser extent, an increase in average billing rates.

Of the 27.8% increase in consulting revenues for fiscal 1999 in comparison to fiscal 1998, approximately 9% was due to revenues from acquired businesses or immaterial poolings of interests and approximately 19% was due to organic growth of existing operations. Organic growth for the year was driven by a strong demand for ERP implementation services and was lessened, to some extent, due to declining direct Year 2000 service revenues.

Gross margin percentage improved to 35.6% of revenues in fiscal 1999 from 34.9% in fiscal 1998. This improvement was due to improved gross margins on both consulting services and other revenues. Gross margins on consulting services have increased as a larger percentage of the Company's revenues are derived from higher margin solutions oriented and project work.

Selling, general and administrative expenses were 21.9% of revenues for fiscal 1999 compared to 23.4% of revenues for fiscal 1998. The decrease as a percentage of revenues is primarily due to greater economies of scale, including reduced administrative costs of certain merged companies. As the Company's focus continues to shift to more solutions oriented and project work, selling, general and administrative expenses will tend to increase as a percentage of sales and partially offset the generally higher gross margins on such work.

Amortization of intangible assets increased to $7.5 million in fiscal 1999 from $3.9 million in fiscal 1998. This increase was due to the additional amortization of intangible assets resulting from recent mergers and acquisitions. Fiscal 1999 acquisitions will increase amortization in future years to approximately $12 million per year.

Merger costs, primarily transaction related broker and professional costs, of $1.5 million were incurred in fiscal 1999 compared to $4.5 million in fiscal 1998.

Net interest and other income increased to $2.6 million in fiscal 1999 from $1.5 million in fiscal 1998 due to increased average cash balances available for investment and the elimination of borrowings of certain merged companies.

After the pro forma adjustment, if any, to income tax expense, the Company's pro forma effective tax rates for fiscal 1999 and 1998 were 40.8% and 42.3%, respectively. The Company's effective tax rate is higher than its normal tax rate due to nondeductible merger costs. Nondeductible amortization resulting from fiscal 1999 acquisitions has also increased the Company's effective tax rate. The pro forma adjustment to income tax expense reflects the exclusion of the one-time income tax effects related to changes in the tax status of certain merged companies and imputes income tax expense for S corporation operations that were not subject to income taxes.

The Company's pro forma net income increased 59.0% to $54.5 million in fiscal 1999 from $34.3 million in fiscal 1998.

FISCAL YEAR ENDED JUNE 30, 1998 COMPARED TO FISCAL YEAR ENDED JUNE 30, 1997

The Company's revenues for fiscal 1998 increased 39.5% to $576.5 million from $413.4 million for fiscal 1997. This represents a 44.2% increase in consulting revenues and an 8.8% increase in other revenues. Other revenues increased to $59.8 million in fiscal 1998 from $54.9 million in fiscal 1997. The increase in revenues is derived primarily from an increase in hours billed and, to a lesser extent, an increase in average billing rates.

Of the 44.2% increase in consulting revenues for fiscal 1998 in comparison to fiscal 1997, approximately 8% was due to revenues from acquired businesses or immaterial poolings of interests and approximately 36% was due to organic growth of existing operations. This growth was from increased demand for IT services, including an increased demand for year 2000 related services and increased demand for ERP software implementation services.

Gross margin percentage improved to 34.9% of revenues in fiscal 1998 from 32.6% of revenues in fiscal 1997. This improvement is due to improved gross margins on both consulting services and other revenues.

Selling, general and administrative expenses were 23.4% of revenues for fiscal 1998 compared to 23.5% of revenues for fiscal 1997.

Amortization of intangible assets increased to $3.9 million in fiscal 1998 from $3.1 million in fiscal 1997. This increase was due primarily to the Company's acquisitions in fiscal 1998.

Merger costs, primarily transaction related broker and professional costs, of $4.5 million were incurred in fiscal 1998 compared to $1.2 million in fiscal 1997.

Net interest income increased to $1.5 million in fiscal 1998 from $1.0 million in fiscal 1997 due to increased average cash balances available for investments and the elimination of borrowings of certain merged companies.

After the pro forma adjustment to income tax expense, the Company's pro forma effective tax rates for fiscal 1998 and 1997 were 42.3% and 40.6%, respectively. This increase was primarily due to increased nondeductible merger costs. The pro forma adjustment to income tax expense reflects the exclusion of the one-time income tax effects related to changes in the tax status of certain merged companies and imputes income tax expense for S corporation operations that were not subject to income taxes.

The Company's pro forma net income increased 67.8% to $34.3 million in fiscal 1998 from $20.4 million in fiscal 1997.

LIQUIDITY AND CAPITAL RESOURCES

At June 30, 1999, the Company had $149.9 million of working capital, of which $64.2 million was cash and cash equivalents, and had a current ratio of 3:1. The Company has primarily used its operating cash flow and the net proceeds from public offerings to finance working capital needs and acquisitions. The Company believes that its cash and cash equivalents, its operating cash flow and the availability of credit under its bank revolving line of credit will be sufficient to finance working capital needs through at least fiscal 2000.

In June 1999, CIBER's Board of Directors authorized the repurchase of up to 10% of CIBER's outstanding stock. At June 30, 1999, CIBER had purchased 500,000 shares for $8.7 million under this program. In July and August 1999, CIBER purchased an additional 1,480,000 treasury shares for $24.9 million and may, depending on circumstances, purchase more. Furthermore, CIBER may use cash to purchase businesses. As a result, CIBER may borrow to finance such activities. Future borrowings may include bank, private or public debt.

Net cash provided by operating activities was $17.8 million, $27.1 million and $64.7 million in fiscal 1997, 1998 and 1999, respectively. Changes in operating assets and liabilities have used significant amounts of cash, primarily as a result of increases in accounts receivable.

The Company's accounts receivable increased 52.4% and 24.2% in fiscal 1998 and 1999, respectively, primarily as a result of the Company's increase in revenues. The Company's accounts receivable totaled $151.0 million at June 30, 1999 compared to $121.5 million at June 30, 1998. Accounts receivable days sales outstanding ("DSO") was 71 days at June 30, 1999, which management believes is in line with industry standards.

Net cash used in investing activities in fiscal 1997, 1998 and 1999 was $27.4 million, $11.2 million and $40.5 million, respectively. The Company used cash of $19.3 million, $351,000 and $26.5 million for acquisitions during fiscal 1997, 1998 and 1999, respectively. The Company also purchased property and equipment of $7.2 million, $11.7 million and $14.0 million during fiscal 1997, 1998 and 1999, respectively.

Net cash provided by (used in) financing activities in fiscal 1997, 1998 and 1999 was $12.9 million, ($4.9 million), and $1.8 million respectively. The Company obtained net cash proceeds from sales of common stock of $22.9 million, $5.8 million and $14.8 million in fiscal 1997, 1998 and 1999, respectively. Various companies that have been acquired or have merged with CIBER have had outstanding balances on lines of credit and notes payable. Upon acquisition by or merger with CIBER, these borrowings were paid in full.

During fiscal 1999, CIBER purchased 706,000 shares of treasury stock for $13.0 million. Of these treasury shares, 206,000 were reissued as additional consideration related to the acquisition of CNSI and as sales of common stock under CIBER's Employee Stock Purchase Plan.

The Company has a $35 million unsecured revolving line of credit with a bank. There were no outstanding borrowings under this bank line at June 30, 1998 and 1999. Outstanding borrowings bear interest at the three month London Interbank Offered Rate ("LIBOR") plus 2%. The credit agreement requires a commitment fee of 0.225% per annum on any unused portion of the line of credit up to $20 million. The credit agreement expires in December 1999. The Company expects, although there can be no assurance, to be able to renew this line of credit on similar terms.

YEAR 2000 COMPLIANCE

THE FOLLOWING STATEMENTS ARE "YEAR 2000 READINESS DISCLOSURES" IN CONFORMANCE WITH THE YEAR 2000 INFORMATION AND READINESS DISCLOSURE ACT OF 1998.

The "Year 2000" issue is the result of computer programs using two digits rather than four to define the applicable year. Computer software and hardware and other devices with embedded technology that are date sensitive may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of CIBER's operations.

CIBER has instituted various projects to address the Year 2000 issue. CIBER believes its material internal information technology ("IT") systems, including payroll, billing and accounting systems, are currently Year 2000 compliant. For significant third-party software applications, CIBER has obtained confirmation that the software is Year 2000 compliant. CIBER has completed testing and remediation, if necessary, of all internally developed software.

CIBER is currently evaluating its non-IT systems, such as building security, elevators, fire-safety systems, telephones, voice mail and other systems containing embedded microprocessors as well as evaluating the Year 2000 readiness of its significant suppliers. CIBER relies on the services of the landlords of its offices, telecommunications companies, banks, utilities, commercial airlines, and insurance companies, among others. As of June 30, 1999, CIBER has received Year 2000 compliance status information from all of its significant suppliers. Of these, 53% have indicated that they are currently Year 2000 compliant. The remainder have indicated that they plan to be Year 2000 compliant by December 31, 1999. If CIBER does not obtain reasonable assurances from its significant third-party vendors and suppliers that there will be no interruption of service as a result of the Year 2000 issue, CIBER intends to devise contingency plans. There can be no assurance that any contingency plans developed by CIBER will prevent such service interruption on the part of one or more of CIBER's vendors from having a material adverse effect on CIBER.

CIBER's principal business is providing IT services. Some of CIBER's services are directly or indirectly related to the Year 2000 issue, including Year 2000 remediation services. CIBER provides services to clients that assist the client in their Year 2000 projects. In addition, CIBER provides services to clients directly related to client systems that may or may not be Year 2000 compliant. Due to the potential significance of the Year 2000 issue upon client operations and upon any failure of critical client systems to which CIBER has provided services, CIBER may be subject to claims regardless of whether the failure is related to the services provided by CIBER. If asserted, the resolution of such claims, including defense costs, could have a material adverse effect on CIBER. CIBER generally attempts to include provisions in client contracts that, among other things, disclaim implied warranties, limit the duration of any express warranties, limit CIBER's maximum liability and disclaim any warranties for projects managed by the client. There can be no assurance that CIBER will be able to obtain these contractual protections in future client contracts, or that such provisions will protect CIBER from, or limit the amount of, any liability arising from claims against CIBER.

As a reseller of certain IT products, CIBER only passes to its customers the applicable vendors' warranties. CIBER makes no warranties regarding Year 2000 compliance of any of the products it resells. CIBER has developed and licensed certain warehousing and traffic software products that have subsequently been modified to be Year 2000 compliant. Year 2000 compliant versions have been tested both internally and by a third party. CIBER is offering the Year 2000 compliant software versions to its prior and existing customers at no charge. CIBER plans to contact all its customers and make available the Year 2000 compliant software by September 30, 1999.

As described above, CIBER has identified various potential issues associated with the Year 2000 issue. CIBER is devoting internal resources and is working with its suppliers to help ensure that CIBER's business is not substantially interrupted as a result of the Year 2000. CIBER believes that the total amounts spent by it to date and that it expects to spend in fiscal 2000 addressing the Year 2000 issue will be less than $250,000. CIBER currently does not have a contingency plan in the event of a particular system not being Year 2000 compliant. Such a plan will be developed if it becomes clear that CIBER is not going to achieve its compliance objectives. Although CIBER expects to identify and resolve all Year 2000 problems that could materially adversely affect its business operations, management believes that it is not possible to determine with certainty that all Year 2000 problems affecting CIBER, its vendors, or its clients have been identified or corrected. If CIBER is required to implement any contingency plan, it could have a material adverse effect on CIBER's operations. In addition, the business interruption, resulting from Year 2000 issues, of any of CIBER's significant clients could have a material adverse effect on CIBER. This discussion of CIBER's Year 2000 efforts, management's expectations relating to Year 2000 compliance and the possible affects on CIBER are forward-looking statements.

SEASONALITY

The Company experiences a moderate amount of seasonality. Typically, operating income as a percentage of revenues is lowest in the last quarter of each calendar year (the Company's second fiscal quarter) because more holidays and vacations are taken at that time of year resulting in fewer hours billed in that period.

RECENT ACCOUNTING PRONOUNCEMENTS

The Company believes that recent accounting pronouncements will not have a material effect on its financial position or results of operations.

The Financial Accounting Standards Board (FASB) has proposed a new statement that would, among other things, eliminate the pooling of interests method of accounting for business combinations. The proposed statement would require all business combinations to be recorded using the purchase method of accounting and any resulting excess purchase price over the fair value of acquired net assets ("goodwill") would be charged to earnings over a period of not more than 20 years. The proposal would also allow the reporting of earnings per share excluding amortization of goodwill. The proposed accounting would be effective for business combinations after the effective date. The actual pronouncement, when issued, will likely have changes from the exposure draft. If issued, management believes this pronouncement would increase the amount of goodwill recorded for subsequent business combinations (as CIBER has historically completed a large percentage of business combinations as poolings of interests) and also increase the amortization charge against earnings. As a result, management believes its internal operating metrics, excluding amortization of intangibles, should also be considered when evaluating the Company's performance. Management also expects investors to place increasing emphasis on "Cash EPS".

FACTORS THAT MAY AFFECT FUTURE RESULTS

Included in this report and elsewhere from time to time in other written reports and oral statements, including but not limited to, the Annual Report to Shareholders, quarterly shareholder letters, news releases and investor presentations, are forward-looking statements about the Company's business strategies, market potential, future financial performance and other matters which reflect management's current expectations. Without limiting the foregoing, the words "believes", "anticipates", "plans", "expects" and similar expressions are intended to identify forward-looking statements. The Company disclaims any intent or obligation to update publicly such forward-looking statements. Actual results may differ materially from those projected in any such forward-looking statements due to a number of factors, including, without limitation, those set forth below.

The Company operates in a dynamic and rapidly changing environment that involves numerous risks and uncertainties. The following section lists some, but not all, of the risks and uncertainties that may have a material adverse effect on the Company's business, financial condition, results of operations and the market price of its common stock.

YEAR 2000 EFFECTS - IT services industry growth in 1999 and 1998 was driven to a great extent by Year 2000 dynamics. This growth was caused not only by increased demand for direct Year 2000 services, such as code remediation, but also indirect services, such as ERP systems implementation and replacement of non-compliant legacy systems.

Towards the end of fiscal 1999, CIBER's growth began to slow as companies completed Year 2000 readiness programs and became reluctant, in many cases, to commence significant new initiatives until Year 2000 failure risks have passed, generally during the first half of calendar 2000.

Management believes there will be significant increased future demand for IT services driven by e.business and other factors that will follow the Year 2000 transition period, beginning sometime during the first half of calendar 2000. However, during this transition period, revenues and operating performance may decline. Given the lack of precedent for an issue of this nature and magnitude, CIBER's ability to forecast the impact on future results is limited.

GROWTH THROUGH BUSINESS COMBINATIONS AND INTERNAL EXPANSION - As an integral part of its business strategy, the Company intends to continue to expand by acquiring information technology businesses. The Company continuously evaluates potential business combinations and aggressively pursues attractive transactions. From July 1, 1996 through June 30, 1999, the Company completed 26 business combinations. The success of this strategy depends not only upon the Company's ability to identify and acquire businesses on a cost-effective basis, but also upon its ability to integrate acquired operations into its organization effectively, to retain and motivate key personnel and to retain clients of acquired businesses. Business combinations involve numerous risks, including the ability to manage geographically remote offices, the diversion of management's attention from other business concerns and the risks of entering markets in which the Company has limited or no direct experience. In addition, acquisitions may involve the expenditure of significant funds and the incurrence of significant charges associated with the amortization of goodwill or other intangible assets or future write-downs of the recorded values of assets acquired. There can be no assurance the Company will be able to combine additional business, or that any business combination will result in benefits to the Company, or that management will be able to manage effectively the resulting business. Additionally, the Company experiences competition for business combinations.

The Company may open new offices in attractive markets with its own personnel. Many of the Company's branch offices were originally start-up operations. Not all branch offices, whether start-up or acquired, have been successful. The Company's growth rate has been due, in part, to the growth of industry demand for information technology professional services. There can be no assurance that this increased industry demand will continue in future periods. There can be no assurance that the Company will be able to successfully start up, identify, acquire, or integrate future successful branch office operations.

ABILITY TO ATTRACT AND RETAIN QUALIFIED CONSULTANTS - The Company's future success will depend in part on its ability to hire and retain adequately trained personnel who can address the changing and increasingly sophisticated needs of its clients. The Company's on-going personnel needs arise from: (i) increased demand for the Company's services, (ii) turnover, which is generally high in the industry and (iii) client requests for consultants trained in the newest software and hardware technologies. Few of the Company's employees are bound by non-compete agreements. Competition for personnel in the information technology services industry is significant and the Company has had, and expects to continue to have, difficulty in attracting and retaining an optimal level of qualified consultants. In particular, competition is intense for the limited number of qualified project managers and professionals with specialized skills, such as a working knowledge of certain sophisticated software. There can be no assurance that the Company will be successful in attracting and retaining the personnel it requires to continue to grow.

DEPENDENCE ON SIGNIFICANT RELATIONSHIPS AND THE ABSENCE OF LONG-TERM CONTRACTS - The Company's five largest clients accounted for 15% of the Company's total revenues for the fiscal year ended June 30, 1999. No one client accounted for more than 10% of the Company's total revenues in fiscal 1999. CIBER strives to develop long-term relationships with its clients. Most client assignments are from three to twelve months, however, many of the Company's client relationships have continued for many years. Although they may be subject to penalty provisions, clients may generally cancel a contact at any time. In addition, under many contracts, clients may reduce their use of the Company's services under such contract without penalty. The termination or significant reduction of its business relationship with any of its significant clients would have a material adverse effect on the Company. Additionally, the Company has a significant relationship with PeopleSoft as a PeopleSoft implementation partner. In fiscal 1999, the Company derived approximately 10% of its total revenues from clients who purchased implementation services for their PeopleSoft software. In the event PeopleSoft products become obsolete or non-competitive or if the Company should lose its "implementation partner" status with PeopleSoft, the Company could suffer a material adverse effect.

MANAGEMENT OF A LARGE AND RAPIDLY GROWING BUSINESS - The Company's rapid growth could place a substantial strain on its operational, administrative and financial resources. The Company's ability to manage the growth of its staff and facilities effectively will require it to continue to improve its operational, financial and other internal systems, and to train, motivate and manage its consultants. If the Company's management is unable to manage growth effectively or its consultants are unable to achieve anticipated performance levels, or if the integration of new businesses results in a material diversion of management's attention from the day-to-day operations of the business, the Company's results of operations would be materially adversely affected.

PROJECT RISKS - The Company has provided and intends to continue to provide project services to its clients. Projects are distinguishable from the Company's professional services staff supplementation contracts by the level of responsibility assumed by the Company and the potentially longer and more costly sales cycle of a project. These factors may cause fluctuations in quarterly results. In a typical project, the Company assumes major responsibilities for the management of the project and/or the design of deliverables that results in a client-specific outcome. With professional services staff supplementation contracts, the Company's clients generally maintain responsibility for the overall tasks. The failure of a project or the failure of the Company to provide project services in a satisfactory manner could have a material adverse effect on the Company. Further, the Company may undertake projects on a fixed-price basis and also may guarantee performance based upon defined operating specifications. Cost overruns, unsatisfactory performance or unanticipated difficulties in completing projects could have a material adverse effect on the Company's results of operations.

PRICING AND MARGIN PRESSURE - Many of the Company's larger clients purchase information technology services primarily from a limited number of pre-approved vendors. In order to remain on its clients' vendor lists and to develop new client relationships, the Company must satisfy client requirements at competitive rates. Although the Company continually attempts to lower its costs, there are other companies that may offer the same or similar services at equal or lower costs. Furthermore, if competition intensifies between information technology service providers, there may be increased demand for qualified consultants resulting in upward market pressure on consultant compensation. There can be no assurance that the Company will be able to compete effectively on pricing or other requirements and, as a result, the Company could lose clients or be unable to maintain historic gross margin levels or to operate profitably. With respect to the Company's implementation services for software packages, the manufacturers of such software may have training or other requirements that inhibit the Company from competing effectively with other packaged software implementation providers. In addition, as the Company expands its service offerings to include a greater number of fixed-price projects, the Company may experience a decrease in margins as a result of unanticipated cost overruns resulting from the inability to meet various project requirements.

COMPETITION - The Company operates in a highly competitive and rapidly changing industry and competes with a variety of companies. Most of these competing companies, many of which are significantly larger and have greater financial, technical and marketing resources, provide the same services as those offered by, and some offer a wider variety of services than, the Company. Many large accounting and management consulting firms offer services that overlap with a significant portion of the Company's services, and the Company competes with the internal information technology staffs of its clients and potential clients. Also, computer hardware and software vendors are becoming increasingly involved in systems integration projects. There can be no assurance that the Company will be able to continue to compete successfully with its existing or future competitors or that competition will not have a material adverse effect on the Company's results of operations.

POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS - The Company's quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside the Company's control. Factors that may affect the Company's quarterly revenues or operating results generally include: costs relating to the expansion of the Company's business, the extent and timing of business acquisitions, the incurrence of merger costs, the timing of assignments from customers, the seasonal nature of the Company's business due to variations in holidays and vacation schedules, the introduction of new services by the Company or its competitors, price competition or price changes, general economic conditions and economic conditions specific to the information technology, consulting, or information technology staffing industries. Quarterly sales and operating results can be difficult to forecast even in the short term. Due to all of the foregoing factors, it is possible that the Company's revenues or operating results in one or more future quarters will fail to meet or exceed the expectations of security analysts or investors. In such event, the trading price of the Company's common stock would likely be materially adversely affected.

PRICE VOLATILITY - The market price of the Company's common stock could be subject to significant fluctuations in response to variations in quarterly operating results, the Company's prospects, changes in earnings estimates by securities analysts and by economic, financial and other factors and market conditions that can affect the capital markets generally, the industry segment of which the Company is a part, the NYSE, including the level of, and fluctuations in, the trading prices of stocks generally and sales of substantial amounts of the Company's common stock in the market, or the perception that such sales could occur, and by other events that are difficult to predict and are beyond the Company's control. In addition, the securities markets have experienced significant price and volume fluctuations from time to time in recent years that have often been unrelated or disproportionate to the operating performance of particular companies. These broad fluctuations may adversely affect the market price of the Company's common stock.

INTERNATIONAL EXPANSION - In future periods, CIBER may significantly expand its international operations, which currently includes offices in Toronto and Vancouver, Canada. Such international operations will be subject to political and economic uncertainties, fluctuations in foreign currency exchange rates and new tax and legal requirements. Other risks inherent in managing international operations include geographically distant locations, customers and employees speaking different languages and different cultural approaches to the conduct of business.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company has no activities in derivative financial or commodity instruments. The Company's exposure to market risks, (i.e, interest rate risk, foreign currency exchange rate risk, equity price risk) through other financial instruments, including, among others, cash equivalents, accounts receivable, lines of credit, is not material.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
CIBER, Inc.:

We have audited the accompanying consolidated balance sheets of CIBER, Inc. and subsidiaries as of June 30, 1998 and 1999, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended June 30, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CIBER, Inc. and subsidiaries as of June 30, 1998 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1999, in conformity with generally accepted accounting principles.

                                    KPMG LLP

Denver, Colorado
August 12, 1999

                           CIBER, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF OPERATIONS
                     YEARS ENDED JUNE 30, 1997, 1998 AND 1999

IN THOUSANDS, EXCEPT PER SHARE DATA                                    1997(1)          1998(1)          1999
                                                                     -----------      -----------     ------------
Consulting services                                                   $358,437         $516,692        $660,384
Other revenues                                                          54,943           59,796          59,277
                                                                     -----------      -----------     ------------
     Total revenues                                                    413,380          576,488         719,661
                                                                     -----------      -----------     ------------

Cost of consulting services                                            237,254          332,356         423,131
Cost of other revenues                                                  41,152           43,150          40,176
Selling, general and administrative expenses                            97,301          134,640         157,959
Amortization of intangible assets                                        3,087            3,936           7,520
Merger costs                                                             1,218            4,538           1,535
                                                                     -----------      -----------     ------------
    Operating income                                                    33,368           57,868          89,340
Interest and other income                                                1,467            1,767           2,640
Interest expense                                                          (434)            (232)              -
                                                                     -----------      -----------     ------------
    Income before income taxes                                          34,401           59,403          91,980
Income tax expense                                                      13,175           22,926          37,485
                                                                     -----------      -----------     ------------
    Net income                                                       $  21,226         $ 36,477        $ 54,495
                                                                     -----------      -----------     ------------
                                                                     -----------      -----------     ------------

Pro forma information (unaudited) (Note 1(j)):
    Historical net income                                            $  21,226         $ 36,477        $ 54,495
    Pro forma adjustment to income tax expense                            (803)          (2,207)              -
                                                                     -----------      -----------     ------------
    Pro forma net income                                             $  20,423         $ 34,270        $ 54,495
                                                                     -----------      -----------     ------------
                                                                     -----------      -----------     ------------

    Pro forma income per share - basic                                $    .43            $ .67      $      .98

    Pro forma income per share - diluted                              $    .40            $ .64      $      .95

Weighted average shares - basic                                         47,894           51,355          55,362

Weighted average shares - diluted                                       50,613           53,843          57,141




(1) Restated for poolings of interests through June 30, 1999 - See Note 2.

See accompanying notes to consolidated financial statements.

                           CIBER, INC. AND SUBSIDIARIES
                            CONSOLIDATED BALANCE SHEETS
                              JUNE 30, 1998 AND 1999

                                                                                             JUNE 30,
                                                                               -------------------------------------
IN THOUSANDS, EXCEPT SHARE DATA                                                   1998(1)                  1999
                                                                               -------------          --------------
ASSETS
Current assets:
   Cash and cash equivalents                                                      $ 38,238               $ 64,215
   Accounts receivable                                                             121,538                150,976
   Inventories                                                                         618                    395
   Prepaid expenses and other assets                                                 4,792                  2,943
   Deferred income taxes                                                             1,458                  2,915
                                                                               -------------          --------------
       Total current assets                                                        166,644                221,444
                                                                               -------------          --------------
Property and equipment, at cost                                                     32,561                 47,997
Less accumulated depreciation and amortization                                     (15,219)               (22,866)
                                                                               -------------          --------------
       Net property and equipment                                                   17,342                 25,131
                                                                               -------------          --------------
Intangible assets, net                                                              33,597                157,012
Deferred income taxes                                                                2,068                  1,694
Other assets                                                                         2,134                  3,351
                                                                               -------------          --------------
       Total assets                                                               $221,785               $408,632
                                                                               -------------          --------------
                                                                               -------------          --------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Trade payables                                                                $  10,989              $  13,502
   Accrued compensation and payroll taxes                                           25,720                 36,845
   Deferred revenues                                                                 4,097                  3,850
   Other accrued expenses and liabilities                                           11,859                 10,118
   Income taxes payable                                                              3,276                  7,181
                                                                               -------------          --------------
       Total current liabilities                                                    55,941                 71,496
                                                                               -------------          --------------
Commitments and contingencies
Shareholders' equity:
  Preferred stock, $0.01 par value, 5,000,000 shares
       authorized, no shares issued                                                      -                      -
  Common stock, $0.01 par value, 80,000,000 shares authorized,
       52,248,000 and 58,933,000 shares issued and outstanding                         522                    589
  Additional paid-in capital                                                        93,889                222,652
  Retained earnings                                                                 71,433                122,607
  Treasury stock,  500,000 shares at cost                                                -                 (8,712)
                                                                               -------------          --------------
       Total shareholders' equity                                                  165,844                337,136
                                                                               -------------          --------------
       Total liabilities and shareholders' equity                                 $221,785               $408,632
                                                                               -------------          --------------
                                                                               -------------          --------------


(1) Restated for poolings of interests through June 30, 1999 - See Note 2.

See accompanying notes to consolidated financial statements.

                           CIBER, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                     YEARS ENDED JUNE 30, 1997, 1998 AND 1999

                                                              COMMON STOCK    ADDITIONAL                                  TOTAL
                                                              ------------     PAID-IN      RETAINED     TREASURY     SHAREHOLDERS'
IN THOUSANDS                                                SHARES    AMOUNT   CAPITAL      EARNINGS      STOCK           EQUITY
                                                            ------    ------   -------      --------      -----           ------
BALANCES AT JULY 1, 1996  (1)                               46,707      $467   $ 39,122      $ 34,131  $         -       $ 73,720
Public offering, net of offering costs of $1,390             1,220        12     16,915             -            -         16,927
Employee stock purchases and options exercised               1,432        14      3,316             -            -          3,330
Acquisition consideration                                      186         2      2,567             -            -          2,569
Sale of common stock by merged companies                         -         -      2,651             -            -          2,651
Tax benefit from exercise of stock options                       -         -      6,366             -            -          6,366
Termination of S corporation tax status of merged company        -         -      2,041        (2,041)           -              -
Compensation expense related to stock options                    2         -         62             -            -             62
Net income                                                       -         -          -        21,226            -         21,226
Distributions by merged companies                                -         -          -        (8,536)           -         (8,536)
Adjustment to conform year end of merged companies               -         -          -          (701)           -           (701)
                                                            -----------------------------------------------------------------------
BALANCES AT JUNE 30, 1997 (1)                               49,547       495     73,040        44,079            -        117,614
Note payable paid with stock                                    51         1      1,105             -            -          1,106
Employee stock purchases and options exercised               1,407        14      5,752             -            -          5,766
Acquisition consideration                                       96         1      1,150             -            -          1,151
Immaterial poolings of interests                             1,145        11        347         1,834            -          2,192
Tax benefit from exercise of stock options                       -         -      9,149             -            -          9,149
Termination of S corporation tax status of merged company        -         -      3,287        (3,287)           -              -
Compensation expense related to stock and stock options          2         -         59             -            -             59
Net income                                                       -         -          -        36,477            -         36,477
Distributions by merged companies                                -         -          -        (7,670)           -         (7,670)
                                                            -----------------------------------------------------------------------
BALANCES AT JUNE 30, 1998 (1)                               52,248       522     93,889        71,433            -        165,844
Employee stock purchases and options exercised               1,435        14     14,738        (3,225)       3,225         14,752
Acquisition consideration                                    4,286        43    106,492           (96)       1,049        107,488
Immaterial pooling of interests                                961        10        806             -            -            816
Tax benefit from exercise of stock options                       -         -      5,499             -            -          5,499
Compensation expense related to stock and stock options          3         -        395             -            -            395
Stock options exchanged for accrued compensation                 -         -        833             -            -            833
Net income                                                       -         -          -        54,495            -         54,495
Purchases of treasury stock                                      -         -          -             -      (12,986)       (12,986)
                                                            -----------------------------------------------------------------------
BALANCES AT JUNE 30, 1999                                   58,933      $589   $222,652      $122,607     $ (8,712)      $337,136
                                                            -----------------------------------------------------------------------
                                                            -----------------------------------------------------------------------



(1) Restated for poolings of interests through June 30, 1999 - See Note 2.

See accompanying notes to consolidated financial statements.

                           CIBER, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED JUNE 30, 1997, 1998 AND 1999


IN THOUSANDS                                                                           1997(1)      1998(1)        1999
                                                                                    ------------   ----------   -----------
OPERATING ACTIVITIES:
   Net income                                                                         $21,226        $36,477      $54,495
   Adjustments to reconcile net income to net cash
         provided by operating activities:
           Depreciation and amortization                                                6,297          9,468       15,110
           Deferred income taxes                                                         (859)        (4,672)      (2,049)
           Other                                                                           32             48          395
           Changes in operating assets and liabilities, net of the effect of acquisitions:
                   Accounts receivable                                                (14,830)       (35,442)     (17,789)
                   Inventories                                                          1,927            299          223
                   Other current and long-term assets                                  (2,373)        (3,806)       1,510
                   Trade payables                                                      (1,322)        (2,072)       1,782
                   Accrued compensation and payroll taxes                               3,516          6,610        9,212
                   Deferred revenues                                                      156          2,034         (247)
                   Other accrued expenses and liabilities                                 194          3,402       (4,211)
                   Income taxes payable                                                 3,866         14,783        6,252
                                                                                    ------------   ----------   -----------
                     Net cash provided by operating activities                         17,830         27,129       64,683
                                                                                    ------------   ----------   -----------
 INVESTING ACTIVITIES:
   Acquisitions, net of cash acquired                                                 (19,290)          (351)     (26,500)
   Purchases of property and equipment                                                 (7,230)       (11,665)     (13,972)
   Purchases of investments                                                            (2,039)          (905)           -
   Sales of investments                                                                 1,111          1,695            -
                                                                                    ------------   ----------   -----------
                     Net cash used in investing activities                            (27,448)       (11,226)     (40,472)
                                                                                    ------------   ----------   -----------
 FINANCING ACTIVITIES:
   Proceeds from sales of common stock, net                                            22,908          5,766       14,752
   Purchases of treasury stock                                                              -              -      (12,986)
   Net payments on bank lines of credit                                                (1,568)        (1,985)           -
   Borrowings on notes payable                                                          3,545            247            -
   Payments on notes payable                                                           (3,451)        (2,650)           -
   Distributions by merged companies                                                   (8,536)        (6,300)           -
                                                                                    ------------   ----------   -----------
                     Net cash provided by (used in) financing activities               12,898         (4,922)       1,766
                                                                                    ------------   ----------   -----------

                     Net increase in cash and cash equivalents                          3,280         10,981       25,977
 Cash and cash equivalents, beginning of year                                          24,398         27,257       38,238
 Adjustment to conform fiscal year of merged companies                                   (421)             -            -
                                                                                    ------------   ----------   -----------
 Cash and cash equivalents, end of year                                               $27,257        $38,238      $64,215
                                                                                    ------------   ----------   -----------
                                                                                    ------------   ----------   -----------



(1) Restated for poolings of interests through June 30, 1999 - See Note 2.

  See accompanying notes to consolidated financial statements.

                          CIBER, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          JUNE 30, 1997, 1998 AND 1999

(1)  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) NATURE OF OPERATIONS

CIBER, Inc. ("CIBER" or the "Company") is a provider of information technology ("IT") consulting services. At August 31, 1999, CIBER had approximately 6,500 employees located in 45 major cities in 25 states plus Canada, and offered IT solutions in the following areas:

     -    Strategic IT & Management Consulting
     -    e.Business Solutions
     -    ERP/Enterprise Software Solutions
     -    Custom IT Solutions
     -    Enterprise Systems & Network Integration
     -    Enterprise Outsourcing

(b) PRINCIPLES OF CONSOLIDATION AND INTERIM FINANCIAL INFORMATION

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany balances and transactions have been eliminated.

(c) CASH EQUIVALENTS

All highly liquid investments purchased with a maturity of three months or less are considered to be cash equivalents. Cash equivalents consist of money market funds of $10,199,000 and $19,601,000 at June 30, 1998 and 1999,
respectively, and investment grade commercial paper of $21,179,000 and $33,213,000 at June 30, 1998 and 1999, respectively.

(d) INVENTORIES

Inventories consist of computer networking equipment and supplies and are stated at the lower of cost or market using the first-in, first-out method.

(e) PROPERTY AND EQUIPMENT

Property and equipment, which consists primarily of computer equipment and furniture, is stated at cost. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives, ranging primarily from five to seven years. Depreciation expense was $3,210,000, $5,532,000 and $7,590,000 for the years ended June 30, 1997, 1998 and 1999, respectively.

(f) COSTS OF DEVELOPING COMPUTER SOFTWARE FOR INTERNAL USE

Direct costs of time and material incurred for the development of software for internal use are capitalized as property and equipment. These costs are depreciated using the straight-line method over the estimated useful life of the software, ranging from three to seven years.

(g) INTANGIBLE ASSETS

Intangible assets consist of goodwill, client lists and noncompete agreements. Goodwill is amortized over 12 to 20 years. Client lists are amortized over the estimated useful lives ranging from two to eight years. Noncompete agreements are amortized over the terms of the contracts that range from one to six years. Amortization is recorded using the straight-line method.

                          CIBER, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Intangible assets are reviewed for impairment when events indicate the carrying amount of intangible assets may not be recoverable. Impairments would be considered to exist when the estimated non-discounted future cash flows expected to result from the use of the intangible asset are less than the carrying amount of the asset. Impairment, if any, will be measured based on forecasted future discounted operating cash flows.

(h) REVENUE RECOGNITION

CIBER provides consulting services under time-and-material and fixed-price contracts. CIBER recognizes revenue under time-and-material contracts as hours and costs are incurred. For fixed-price contracts, revenue is recognized on the basis of the estimated percentage of completion based on costs incurred relative to total estimated costs. Losses, if any, on fixed-price contracts are recognized when the loss is determined.

Other revenues include sales of computer hardware products, software license and maintenance fees, and commissions on computer product sales. Revenues related to the sale of computer products are recognized when the products are shipped. Software license fee revenues are recognized over the period of the software implementation and revenues from maintenance agreements are recognized ratably over the maintenance period.

(i) INCOME TAXES

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A tax benefit or expense is recognized for the net change in the deferred tax asset or liability during the period. The effect on deferred tax assets and liabilities due to a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

Certain companies which merged with CIBER in business combinations accounted for as poolings of interests had elected S corporation status for U.S. federal income tax purposes, and therefore, were generally not subject to income taxes. Accordingly, no income tax expense is included in the historical consolidated financial statements for the operations of these companies prior to their merger with CIBER. The related net deferred tax asset or liability of these companies at the date of their respective mergers with CIBER is recorded as income tax benefit or expense.

(j) PRO FORMA NET INCOME

Pro forma net income has been presented because certain companies, which have merged with CIBER in business combinations accounted for as poolings of interests, were S corporations and generally not subject to income taxes. Accordingly, no provision for income taxes has been included in the historical consolidated financial statements for the operations of these companies prior to their merger with CIBER. The pro forma adjustment to income taxes has been computed as if the merged companies had been taxable entities subject to income taxes for all periods prior to their merger with CIBER at the marginal rates applicable in such periods. In addition, the pro forma adjustments to income tax expense for the years ended June 30, 1997 and 1998 eliminate the income tax expense (benefit) of $1,717,000 and ($135,000), respectively, representing the one-time income tax expense (benefit) resulting from the termination of the S corporation status of these companies. There was no pro forma adjustment to income tax expense for the year ended June 30, 1999.

(k) PRO FORMA INCOME PER SHARE

Basic EPS is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS includes the effects of the potential dilution of the Company's stock options, determined using the treasury stock method. The computation of weighted average shares includes the shares and options issued in connection with business combinations accounted for as poolings of interests as if they had been outstanding for all periods prior to the merger. The number of antidilutive stock options omitted from the computation of weighted average shares was 1,182,000 for the year ended June 30, 1999. There were no antidilutive stock options for the years ended June 30, 1998 and 1997.

(l) STOCK-BASED COMPENSATION

As permitted by Statement of Financial Accounting Standards No. 123 ("SFAS 123"), the Company accounts for

                          CIBER, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

stock-based compensation in accordance with the provisions of Accounting Principles Board Opinion 25, and related interpretations ("APB 25"). The Company measures stock-based compensation cost as the excess, if any, of the quoted market price of CIBER common stock at the grant date over the amount the employee must pay for the stock. CIBER generally grants stock options at fair market value at the date of grant. The pro forma disclosures of net income and income per share, as if the fair-value based method defined in SFAS 123 had been applied, are provided in Note 10.

(m) ESTIMATES

The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(n) FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of the Company's financial instruments approximates their carrying amounts due to the relatively short periods to maturity of the instruments and/or variable interest rates of the instruments which approximate current market rates.

(o) RECLASSIFICATIONS

Certain prior year amounts have been reclassified to conform with the current year presentation.

(2) POOLINGS OF INTERESTS

In fiscal 1999, the following companies merged with CIBER in business combinations accounted for as poolings of interests:

EJR COMPUTER ASSOCIATES, INC. ("EJR") - On August 11, 1998, CIBER issued 1,155,516 shares of its common stock and assumed substantially all of EJR's liabilities in exchange for all of the assets of EJR. EJR, located in Hoboken, New Jersey, provided data processing consulting and project management services similar to CIBER. CIBER's consolidated financial statements have been restated for all periods prior to the merger to include the results of operations, financial position and cash flows of EJR. For restatement purposes, EJR's year end was conformed to CIBER's June 30 fiscal year end.

Selected financial data of CIBER and of EJR, prior to its merger with CIBER, and on a combined basis, were (in thousands, except per share data):

                                                                CIBER              EJR              COMBINED
                                                            ------------      --------------     -------------
YEAR ENDED JUNE 30, 1998
     Revenues                                               $    550,421      $      26,067      $    576,488
     Net income (loss)                                            36,510                (33)           36,477
     Pro forma net income (loss)                                  34,303                (33)           34,270
     Pro forma income per share - diluted                   $        .65                         $        .64

YEAR ENDED JUNE 30, 1997
     Revenues                                               $    390,817      $      22,563      $    413,380
     Net income                                                   20,696                530            21,226
     Pro forma net income                                         19,893                530            20,423
     Pro forma income per share - diluted                   $        .40                          $       .40


THE CUSHING GROUP, INC. ("CUSHING") - On August 31, 1998, CIBER issued 961,135 shares of its common stock and assumed substantially all of Cushing's liabilities in exchange for all of the assets of Cushing. Cushing, headquartered in Nashua, New Hampshire, provided distributed object technology consulting services. The effects of this merger on CIBER's revenues, pro forma net income and pro forma income per share would not have been material. As a result, CIBER's historical financial statements have not been restated for this business combination and the equity of Cushing at the merger date was combined with CIBER's.

                          CIBER, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In fiscal 1998, the following companies merged with CIBER in business combinations accounted for as poolings of interests:

THE SUMMIT GROUP, INC. ("SUMMIT") - On May 4, 1998, CIBER issued 4,262,860 shares of its common stock in connection with the merger of Summit with CIBER.

STEP CONSULTING, INC. ("STEP") - On April 30, 1998, CIBER issued 131,242 shares of its common stock in connection with the merger of Step with CIBER.

COMPUTER RESOURCE ASSOCIATES, INC. ("CRA") - On March 2, 1998, CIBER issued 530,910 shares of its common stock in connection with the merger of CRA with CIBER.

ADVANCED SYSTEMS ENGINEERING, INC. ("ASE") - On March 2, 1998, CIBER issued 382,602 shares of its common stock in connection with the merger of ASE with CIBER.

TECHWARE CONSULTING, INC. ("TECHWARE") - On November 26, 1997, CIBER issued 747,836 shares of its common stock in connection with the merger of Techware with CIBER.

FINANCIAL DYNAMICS, INC. ("FDI") - On November 24, 1997, CIBER issued 1,128,054 shares of its common stock and granted options for 97,220 shares of its common stock (at an aggregate exercise price of $217,000) in connection with the merger of FDI with CIBER.

THE CONSTELL GROUP, INC. ("CONSTELL") - On October 24, 1997, CIBER issued 500,000 shares of its common stock in connection with the merger of Constell with CIBER.

BAILEY & QUINN, INC. ("BQI") - On October 22, 1997, CIBER issued approximately 148,000 shares of its common stock in connection with the merger of BQI with CIBER.

SOFTWAREXPRESS, INC. D/B/A RELIANT INTEGRATION SERVICES, INC. ("RELIANT") - On August 21, 1997, CIBER issued 1,183,276 shares of its common stock in connection with the merger of Reliant with CIBER.

KCM COMPUTER CONSULTING, INC. ("KCM") - On July 18, 1997, CIBER issued 861,700 shares of its common stock in connection with the merger of KCM with CIBER.

In fiscal 1997, the following companies merged with CIBER in business combinations accounted for as poolings of interests:

TECHNICAL SUPPORT GROUP, INC. ("TSG") - On November 27, 1996, CIBER issued 740,752 shares of its common stock in connection with the merger of TSG with CIBER.

TECHNOLOGY MANAGEMENT GROUP, INC. ("TMG") - On November 26, 1996, CIBER issued 484,358 shares of its common stock and granted options for 326,014 shares of the Company's common stock (at an aggregate exercise price of $547,000) in connection with the merger of TMG with CIBER.

SPECTRUM TECHNOLOGY GROUP, INC. ("SPECTRUM") - On September 3, 1996, CIBER issued 1,706,232 shares of its common stock in connection with the merger of Spectrum with CIBER.

(3) ACQUISITIONS

CIBER made certain acquisitions for cash or cash and stock, as set forth below. Each of these acquisitions has been accounted for under the purchase method of accounting for business combinations and accordingly, the accompanying consolidated financial statements include the results of operations of each acquired business since the date of acquisition.

ACQUISITIONS FROM JULY 1, 1998 THROUGH JUNE 30, 1999

DIGITAL SOFTWARE CORPORATION ("DSC") - On April 30, 1999, CIBER acquired certain assets, liabilities and all of the business operations of DSC for $6.9 million in cash. CIBER has recorded goodwill of $7.0 million related to this

                          CIBER, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

acquisition, which will be amortized over 15 years. DSC, located in Aurora, Colorado, provided software engineering services similar to CIBER.

COMPAID CONSULTING SERVICES, INC. ("COMPAID") - On March 2, 1999, CIBER acquired all of the outstanding capital stock of Compaid for approximately $9.7 million. The purchase price is subject to adjustment based on finalization of the Compaid balance sheet at the acquisition date. CIBER has recorded goodwill of approximately $7.5 million related to this acquisition, which will be amortized over 15 years. Compaid, headquartered in Atlanta, Georgia, provided services similar to CIBER.

BUSINESS IMPACT SYSTEMS, INC. ("BIS") - On February 26, 1999, CIBER issued 2,401,028 shares of its common stock and granted options for 3,634 shares of its common stock (at an aggregate purchase price of $40,000) in exchange for substantially all of the outstanding assets and liabilities of BIS. The aggregate purchase price was $62.2 million, including acquisition costs. CIBER has recorded goodwill of $55.6 million related to this acquisition, which will be amortized over 20 years. BIS, headquartered in Herndon, Virginia, provided enterprise integration services and will operate as CIBER's Enterprise Integration Practice.

PARADYME HR TECHNOLOGIES CORPORATION ("PARADYME HRT") - On February 5, 1999, CIBER acquired certain assets, liabilities and all of the business operations of Paradyme HRT for $5.0 million. Additionally, the terms of the purchase provide for additional consideration of up to $3.0 million based on certain performance criteria during the 12-month periods ending January 31, 2000 and 2001. CIBER has recorded goodwill of $4.4 million related to this acquisition, which will be amortized over 15 years. Any additional consideration paid will be accounted for as additional goodwill. Paradyme HRT, located in Columbia, South Carolina, provided ERP Outsourcing services and HR/Payroll business services and has become CIBER's Enterprise Outsourcing Practice.

INTEGRATION SOFTWARE CONSULTANTS, INC. ("ISC") - On February 2, 1999, CIBER issued 1,280,289 shares of its common stock in exchange for all of the outstanding common stock of ISC. The aggregate purchase price was $34.0 million, including acquisition costs. CIBER has recorded goodwill of $31.9 million related to this acquisition, which will be amortized over 20 years. ISC, headquartered in Philadelphia, Pennsylvania, provided SAP software implementation services.

YORK & ASSOCIATES, INC. ("YORK") - On January 29, 1999, CIBER issued 548,857 shares of its common stock and granted options for 30,643 shares of its common stock (at an aggregate exercise price of $159,000) in exchange for substantially all of the outstanding assets and liabilities of York. The aggregate purchase price was $14.5 million, including acquisition costs. CIBER has recorded goodwill of $12.2 million related to this acquisition, which will be amortized over 20 years. York, headquartered in St. Paul, Minnesota, provided IT consulting and software implementation services similar to CIBER.

PARAGON SOLUTIONS, INC. ("PARAGON") - On January 8, 1999, CIBER acquired certain assets, liabilities and all of the business operations of Paragon for $4.4 million. Additionally, the terms of the purchase provide for additional consideration of up to $3.3 million based on certain performance criteria during the 12-month periods ending December 31, 1999 and 2000. CIBER has recorded goodwill of $4.3 million related to this acquisition, which will be amortized over 15 years. Any additional consideration paid will be accounted for as additional goodwill. Paragon, located in Pittsburgh, Pennsylvania, provided Oracle software implementation services.

THE DORADUS CORPORATION ("DORADUS") - On November 15, 1998, CIBER acquired all of the outstanding capital stock of Doradus for $4.0 million. Additional consideration of $100,000 was paid in April 1999 and up to an additional $300,000 may be payable in one year. Any additional consideration is recorded as goodwill when paid. CIBER has recorded goodwill of $4.0 million related to this acquisition, which will be amortized over 15 years. Doradus, located in Minneapolis, Minnesota, provided IT consulting services similar to CIBER.

The following unaudited pro forma financial information presents the combined results of operations of CIBER, DSC, Compaid, BIS, Paradyme HRT, ISC, York, Paragon and Doradus as if the acquisitions had occurred as of the beginning of fiscal years 1998 and 1999, after giving effect to certain adjustments, including amortization of goodwill and other intangible assets, decreased interest revenue as a result of the cash paid for the acquisitions, and the related income tax effects. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had CIBER and the eight acquired companies constituted a single entity during such periods.

                          CIBER, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

IN THOUSANDS                                                           1998               1999
                                                                     ---------         ---------
     Revenues                                                        $ 632,976         $ 767,481
     Net income                                                         34,668            52,858
     Pro forma net income                                               32,461            52,858
     Pro forma income per share - basic                              $     .58         $     .89
     Pro forma income per share - diluted                            $     .56         $     .86


For income tax purposes, the acquisitions of Compaid, BIS, ISC, York and Doradus were non-taxable transactions.

ACQUISITIONS FROM JULY 1, 1996 THROUGH JUNE 30, 1998

DAVIS, THOMAS & ASSOCIATES, INC. ("DTA") - On March 14, 1997, CIBER acquired the business operations and certain assets of DTA for $13.5 million, consisting of $13.2 million in cash and the assumption of $339,000 of liabilities. CIBER recorded goodwill of $13.1 million related to this acquisition.

CIBER NETWORK SERVICES, INC. ("CNSI") - On December 2, 1996, CIBER acquired CNSI, which was majority owned by certain officers of the Company, for consideration of $3.7 million, consisting of 137,262 shares of CIBER's common stock and $1.2 million in cash. In addition, CIBER assumed net liabilities of $772,000, resulting in a total initial purchase price of $4.5 million. The terms of the purchase also provided for future contingent consideration based on certain performance objectives of CNSI. During fiscal year 1998, CIBER paid additional consideration of $1.2 million, consisting of 48,692 shares of CIBER common stock and $124,000 in cash. During fiscal year 1999, CIBER paid additional consideration of $1.3 million, consisting of 66,703 shares of CIBER common stock and $168,000 in cash as a final settlement to the purchase agreement. The additional consideration was accounted for as additional goodwill. The Company has recorded total goodwill of $6.8 million related to this acquisition. For income tax purposes, this acquisition was a non-taxable transaction.

BUSINESS SYSTEMS DEVELOPMENT DIVISION - In July 1996, the Company acquired certain assets, liabilities and all of the business operations of the Business Systems Development division of DataFocus, Inc., Fairfax, Virginia. The aggregate purchase price was $5.0 million, of which $4.8 million has been allocated to goodwill and $229,000 has been allocated to other net assets.

In the current fiscal year, CIBER paid final additional cash consideration of $688,000 to the former owners of Oasys, Inc. related to the March 1996 acquisition. This additional consideration was recorded as goodwill.

(4) ACCOUNTS RECEIVABLE

Accounts receivable consist of the following at June 30 (in thousands):

                                                    1998         1999
                                                 ----------    ---------
      Billed accounts receivable                 $  95,472     $ 129,547
      Unbilled accounts receivable                  28,576        24,773
                                                 ----------    ---------
                                                   124,048       154,320
      Less allowance for doubtful accounts          (2,510)       (3,344)
                                                 ----------    ---------
                                                 $ 121,538     $ 150,976
                                                 ----------    ---------
                                                 ----------    ---------

(5)  PROPERTY AND EQUIPMENT

Property and equipment consist of the following at June 30 (in thousands):

                                                    1998         1999
                                                 ---------     ---------
      Computer equipment and software             $ 20,855     $  29,741
      Furniture and fixtures                         8,034        11,187
      Leaseholds and other                           3,672         7,069
                                                 ---------     ---------
                                                    32,561        47,997
      Less accumulated depreciation                (15,219)      (22,866)
                                                 ---------     ---------
                                                 $  17,342     $  25,131
                                                 ---------     ---------
                                                 ---------     ---------

                          CIBER, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(6)  INTANGIBLE ASSETS

Intangible assets consist of the following at June 30 (in thousands):

                                                    1998         1999
                                                 ---------     ---------
      Goodwill                                   $  32,715     $ 160,218
      Client lists                                   6,801         6,801
      Noncompete agreements                          3,834         7,266
                                                 ---------     ---------
                                                    43,350       174,285
      Less accumulated amortization                 (9,753)      (17,273)
                                                 ---------     ---------
                                                 $  33,597     $ 157,012
                                                 ---------     ---------
                                                 ---------     ---------

(7)  REVOLVING LINES OF CREDIT AND NOTES PAYABLE

CIBER has a $35 million unsecured revolving line of credit with a bank. There were no outstanding borrowings under this bank line of credit at June 30, 1998 and 1999. Outstanding borrowings bear interest at the three month London Interbank Offered Rate ("LIBOR") plus 2%. The credit agreement requires a commitment fee of 0.225% per annum on any unused portion of the line of credit up to $20 million. The credit agreement expires in December 1999. The terms and conditions of the credit agreement include several covenants, including those whereby CIBER agrees to the maintenance of a certain net worth and debt service coverage ratios, among other things. Amounts advanced under the line of credit can be used to consummate an acquisition and may be required by the bank to be converted into a five-year term note payable in equal amounts of interest and principal; in such event, the line of credit would be reduced by the amount of the term note.

Several companies which have merged with CIBER since July 1, 1997 had outstanding balances under revolving lines of credit and notes payable. These lines of credit and notes payable were secured by certain assets of the merged companies. Upon merger with CIBER, these revolving lines of credit and notes payable were paid in full and canceled. In connection with a business combination during fiscal 1998, CIBER issued 50,938 shares of its common stock having a value of $1,106,000 in satisfaction of a note payable, including accrued interest.

(8)  LEASES

The Company has noncancelable operating leases for office space. Rental expense for operating leases totaled $5,974,000, $8,636,000 and $10,730,000 for the years ended June 30, 1997, 1998 and 1999, respectively.

Future minimum lease payments as of June 30, 1999 are (in thousands):

Year ending June 30:
  2000                                 $  10,969
  2001                                     9,590
  2002                                     8,225
  2003                                     6,149
  2004                                     4,055
  Thereafter                               3,162
                                       ---------
     Total minimum lease payments      $  42,150
                                       ---------
                                       ---------


                          CIBER, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(9)  INCOME TAXES

Income tax expense (benefit) for the years ended June 30 consists of the following (in thousands):

                                         1997            1998           1999
                                       --------        --------       --------
Current:
  Federal                              $ 11,236        $ 23,190       $ 34,005
  State and local                         2,324           4,005          5,297
  Foreign                                   474             403            232
                                       --------        --------       --------
                                         14,034          27,598         39,534
                                       --------        --------       --------
Deferred:
  Federal                                  (721)         (3,988)        (1,773)
  State and local                          (138)           (684)          (276)
                                       --------        --------       --------
                                           (859)         (4,672)        (2,049)
                                       --------        --------       --------
        Income tax expense             $ 13,175        $ 22,926       $ 37,485
                                       --------        --------       --------
                                       --------        --------       --------

Income tax expense differs from the amounts computed by applying the statutory U.S. federal income tax to income before income taxes as a result of the following (in thousands):

                                                                           1997          1998          1999
                                                                         --------       --------      --------
Income tax expense at the federal statutory rate of 35%                  $ 12,040       $ 20,791      $ 32,193
Increase (decrease) resulting from:
  State and local income taxes, net of federal income tax benefit           1,275          2,152         3,263
  Nondeductible merger costs                                                  383          1,540           537
  Nondeductible amortization                                                   -             -           1,008
  Termination of S corporation status of merged companies, including
    state income taxes, net of federal income tax benefit                   1,717           (135)           -
  S corporation income of merged companies                                 (2,312)        (1,568)           -
  Other                                                                        72            146           484
                                                                         --------       --------      --------
    Income tax expense                                                   $ 13,175       $ 22,926      $ 37,485
                                                                         --------       --------      --------
                                                                         --------       --------      --------
Effective tax rate                                                          38.3%          38.6%         40.8%
                                                                         --------       --------      --------
                                                                         --------       --------      --------

TAX BENEFIT OF STOCK OPTIONS EXERCISED - For the years ended June 30, 1997, 1998 and 1999, CIBER recognized $6,366,000, $9,149,000 and $5,499,000, respectively, as a direct increase to additional paid-in capital for the income tax benefit resulting from the exercise of stock options by employees.

The components of the net deferred tax asset or liability at June 30 are as follows (in thousands):

                                                                                    1998           1999
                                                                                 ---------      ---------
Deferred tax assets:
  Intangible assets, due to differences in amortization periods                  $   2,068      $   3,272
  Accounts payable                                                                     206            228
  Accrued expenses, not currently tax deductible                                     2,101          3,008
  Deferred revenue                                                                   1,240          1,032
  Other                                                                                  -            428
                                                                                 ---------      ---------
                                                                                     5,615          7,968
Deferred tax liabilities:
   Capitalized software costs                                                            -         (1,559)
   Accounts receivable                                                              (2,089)        (1,800)
                                                                                 ---------      ---------
     Net deferred tax asset                                                      $   3,526      $   4,609
                                                                                 ---------      ---------
                                                                                 ---------      ---------

Balance sheet classification of deferred tax asset:
Deferred tax asset - current                                                     $   1,458      $   2,915
Deferred tax asset - long term                                                       2,068          1,694
                                                                                 ---------      ---------
     Deferred tax asset                                                          $   3,526      $   4,609
                                                                                 ---------      ---------
                                                                                 ---------      ---------

                          CIBER, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Deferred taxes related to accounts payable and accounts receivable are primarily related to certain merged companies utilizing the cash basis of accounting for income tax purposes prior to their merger with CIBER. Based on its evaluation of current and anticipated future taxable income, the Company believes sufficient taxable income will be generated to realize the deferred tax assets.

(10)  STOCK PURCHASE AND STOCK OPTION PLANS

The Company has five stock-based compensation plans, which are described below.

EMPLOYEE STOCK PURCHASE PLAN - The Company has a stock purchase plan that allows eligible employees to purchase, through payroll deductions, shares of the Company's common stock at 85% of the fair market value at specified dates. Up to 2,000,000 shares of common stock may be issued under the Employee Stock Purchase Plan. During the years ended June 30, 1997, 1998 and 1999 employees purchased 179,440, 197,565 and 486,405 shares of common stock, respectively.

1989 STOCK OPTION PLAN - The Company established a stock option plan in 1989 that was discontinued during fiscal 1994. The options are 100% vested as of July 1, 1995 and are subject to certain restrictions. The options expire twenty years after the date of grant through 2013.

EMPLOYEES' STOCK OPTION PLAN - The Company has a stock option plan for employees and up to 8,000,000 shares of the Company's common stock are authorized for issuance under this plan. The plan administrators may grant to officers, employees and consultants, restricted stock, stock options, performance bonuses or any combination thereof. The number and nature of awards granted is determined by the Compensation Committee of the Board of Directors. Options become exercisable as determined at the date of grant by the Board of Directors and expire within 10 years from the date of grant.

DIRECTORS' STOCK OPTION PLAN - Up to 200,000 shares of the Company's common stock are authorized for issuance to non-employee, non-affiliate directors under this plan. Such stock options are non-discretionary and granted annually at the fair market value of the Company's common stock on the date of grant. The number of options granted annually is fixed by the plan. Options expire 10 years from the date of grant.

DIRECTORS' STOCK COMPENSATION PLAN - Up to 50,000 shares of the Company's common stock are authorized for issuance to non-employee directors under this plan. Each non-employee director is issued shares having a fair market value of approximately $2,500 for attendance at each meeting of the Company's Board of Directors. During the years ended June 30, 1997, 1998 and 1999, the Company issued 1,664, 1,233 and 1,980 shares, respectively, of common stock under this plan.

At June 30, 1999, there were 8,200,000 shares of common stock reserved for future issuance under the Company's stock-based compensation plans.

On September 1, 1998, the Board of Directors authorized a repricing program for employees who were originally granted options under the Employees' Stock Option Plan from March 1, 1998 to August 31, 1998 at exercise prices ranging from $28.88 to $38.00 that repriced all of these outstanding stock options to an exercise price of $27.06 per share. Options to purchase 537,050 shares of common stock were repriced. The repriced options follow the vesting schedule of the original options granted.

On October 9, 1998, the Board of Directors authorized another repricing program for employees who were originally granted options under the Employees' Stock Option Plan on October 1, 1998 at an exercise price of $20.13 that repriced all of these outstanding stock options to an exercise price of $16.00 per share. Options to purchase 71,200 shares of common stock were repriced. The repriced options follow the vesting schedule of the original options granted.

On October 9, 1998, the Board of Directors authorized a program which allowed certain directors, who were originally granted options under the Directors' Stock Option Plan from October 1, 1997 to September 30, 1998 at exercise prices ranging from $21.53 to $40.25, to cancel these stock options and replace them with options under the Employees' Stock Option Plan at an exercise price of $16.00 per share. Options to purchase 48,000 shares of common stock were replaced.

                          CIBER, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company applies APB 25 in accounting for its stock-based compensation plans. The compensation cost that has been expensed for these plans for the years ended June 30, 1997, 1998 and 1999 was $62,000, $59,000 and $395,000,
respectively. Had the Company determined compensation cost for its stock-based compensation plans based on the fair value at the grant date, as calculated in accordance with SFAS 123, the Company's net income, pro forma net income, and pro forma income per share for the years ended June 30 would have been reduced to the pro forma amounts indicated below (in thousands, except per share data):

                                                                   1997            1998           1999
                                                                  -------        -------        -------
    Net income                                 As reported        $21,226        $36,477        $54,495
                                               Pro forma           19,021         31,516         51,353
    Pro forma net income                       As reported         20,423         34,270         54,495
                                               Pro forma           18,218         29,309         51,353
    Pro forma income per share - basic         As reported            .43            .67            .98
                                               Pro forma              .38            .57            .93
    Pro forma income per share - diluted       As reported            .40            .64            .95
                                               Pro forma              .36            .54            .90


The effect of applying SFAS 123 in this disclosure may not be indicative of the effect on reported net income for future years. SFAS 123 does not apply to options granted prior to July 1, 1995.

The fair value of options at the date of grant was estimated using the Black-Scholes option pricing model with the following weighted-average assumptions:

                                                         1997        1998      1999
                                                       -------     -------   -------
                   Expected life                       5 years     5 years   5 years
                   Risk free interest rate               6.3%        6.0%      4.8%
                   Expected volatility                    50%         50%       80%
                   Dividend yield                          0%          0%        0%

A summary of the status of the Company's stock option plans as of June 30 and changes during the years ending on those dates is presented below (shares in thousands):

                                                1997                    1998                      1999
                                       ---------------------    ---------------------    ---------------------
                                                    WEIGHTED                WEIGHTED                  WEIGHTED
                                                    AVERAGE                 AVERAGE                   AVERAGE
                                                    EXERCISE                EXERCISE                  EXERCISE
                                        SHARES       PRICE       SHARES      PRICE        SHARES       PRICE
                                       --------     --------    --------    --------     ---------    --------
Outstanding at beginning of year          4,503       $1.67        4,103     $ 4.17          5,187     $ 12.34
Granted                                   1,052       12.24        2,541      21.04          2,760       22.57
Exercised                                (1,252)       1.26       (1,213)      2.11           (960)       4.73
Canceled                                   (200)       8.44         (244)     16.61         (1,590)      24.34
                                       --------                 --------                 ---------
Outstanding at end of year                4,103       $4.17        5,187     $12.34          5,397      $15.38
                                       --------                 --------                 ---------
                                       --------                 --------                 ---------
Options exercisable at year end           2,313                    1,850                     1,875
                                       --------                 --------                 ---------
                                       --------                 --------                 ---------


The weighted average fair values of options granted during fiscal 1997, 1998 and 1999 were $6.43, $11.45 and $16.24, respectively.

                          CIBER, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A summary of the range of exercise prices and the weighted-average contractual life of outstanding stock options at June 30, 1999 is as follows (shares in thousands):

                                   OPTIONS OUTSTANDING                         OPTIONS EXERCISABLE
                    -----------------------------------------------     -------------------------------
                                                        WEIGHTED
                        NUMBER          WEIGHTED         AVERAGE           NUMBER          WEIGHTED
    RANGE OF         OUTSTANDING        AVERAGE         REMAINING        EXERCISABLE        AVERAGE
 EXERCISE PRICES    JUNE 30, 1999    EXERCISE PRICE    LIFE (YEARS)     JUNE 30, 1999    EXERCISE PRICE
-------------------------------------------------------------------------------------------------------
 $ 0.01 - $ 4.44        1,199        $    0.82              9.6            1,113           $  0.72
   5.19 -  15.88          547            10.67              7.1              311             10.46
  16.00 -  19.25        2,070            16.75              8.5              280             17.08
  19.38 -  29.44        1,581            26.26              9.1              171             26.28
-------------------------------------------------------------------------------------------------------
 $ 0.01 - $29.44        5,397         $  15.38              8.8            1,875           $  7.10
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------


(11)  RELATED PARTY TRANSACTIONS

Prior to the acquisition of CNSI on December 2, 1996 (see Note 3), CNSI was 85% beneficially owned by certain officers of the Company. These officers and their families received $1,159,000 in cash and 108,996 shares of CIBER common stock as initial consideration for their ownership interests in CNSI. CIBER also repaid approximately $898,000 to the Company's Chairman and members of his family for outstanding obligations owed to them by CNSI at the time of the acquisition. During fiscal 1998, additional consideration of $1.2 million was paid to the selling shareholders, of which certain officers of the Company and members of their families received 40,832 shares of CIBER common stock and cash of $118,000. During fiscal 1999, additional consideration of $1.3 million was paid, of which certain officers of the Company and members of their families received 52,225 shares of CIBER common stock and cash of $168,000 as final settlement to the purchase agreement.

Certain officers of the Company also guaranteed an inventory financing line of credit to CNSI which had an outstanding balance of approximately $1.1 million at December 2, 1996. These personal guarantees were released upon the acquisition of CNSI. CNSI had a bank line of credit, with an outstanding balance of $1.9 million at December 2, 1996, that was guaranteed by the Company's Chairman. Upon the acquisition of CNSI, the Company repaid and canceled this bank line of credit and the personal guarantee of the Chairman was released.

(12)  401(k) SAVINGS PLAN AND OTHER RETIREMENT PLANS

CIBER has a savings plan under Section 401(k) of the Internal Revenue Code. Company contributions are determined based on the employee's completed years of service, the employee's contribution and the Company's matching contribution percentage. In addition, certain companies which have merged with CIBER in business combinations accounted for as poolings of interests have had similar defined contribution retirement plans. CIBER recorded expense of approximately $2,815,000, $4,519,000 and $4,555,000 for the years ended June 30, 1997, 1998 and 1999, respectively, related to these plans.

(13)  BUSINESS AND CREDIT CONCENTRATIONS

CIBER's clients are located principally throughout the United States. Its revenue and accounts receivable are concentrated with large companies in several industries. CIBER's largest client accounted for approximately 5%, 5% and 6% of total revenues for the years ended June 30, 1997, 1998 and 1999, respectively. In addition, CIBER's five largest clients accounted for, in the aggregate, approximately 15%, 14% and 15% of CIBER's total revenues for the years ended June 30, 1997, 1998 and 1999, respectively. CIBER has a policy to regularly monitor the creditworthiness of its clients and generally does not require collateral. CIBER has a concentration of revenues related to clients purchasing software from PeopleSoft, Inc. ("PeopleSoft"). Approximately 8%, 9% and 10% of CIBER's total revenues for the years ended June 30, 1997, 1998 and 1999, respectively, were generated from implementing PeopleSoft software. CIBER also has concentrations of credit risk in cash and cash equivalents, which are invested in investment grade commercial paper and money market funds.

                          CIBER, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(14)  SUPPLEMENTAL STATEMENT OF CASH FLOW INFORMATION

Supplemental statement of cash flow information for the years ended June 30 is as follows (in thousands):

                                                                      1997           1998             1999
                                                                   ---------       ---------       ---------
Noncash investing and financing activities:
   Cash paid for acquisitions:
        Fair value of assets acquired                              $  28,854       $       -       $ 142,514
        Liabilities assumed                                           (5,965)              -         (10,586)
        Common stock issued in connection with acquisitions           (2,469)              -        (106,285)
        Accrued acquisition costs payable                             (1,175)              -               -
        Additional cash consideration on previous acquisitions            45             351             857
                                                                   ---------       ---------       ---------
            Cash paid for acquisitions                             $  19,290       $     351       $  26,500
                                                                   ---------       ---------       ---------
                                                                   ---------       ---------       ---------
    Issuance of common stock in satisfaction
            of acquisition costs payable                           $     100       $   1,151       $   1,203
    Stock options exchanged for accrued compensation               $       -       $       -       $     833
    Property and other assets distributed by merged company        $       -       $   1,370       $       -

Cash paid for interest                                             $     364       $     182       $       -
Cash paid for income taxes                                         $   9,113       $  12,194       $  32,941


(15)  SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

The following table sets forth certain statements of operations data for each of the quarters indicated below and, in the opinion of management, contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation thereof. All information has been restated for poolings of interests business combinations through June 30, 1999.

                                                          FIRST       SECOND      THIRD       FOURTH
    IN THOUSANDS, EXCEPT PER SHARE DATA                  QUARTER     QUARTER     QUARTER      QUARTER       TOTAL
                                                         -------     -------     -------      -------       -----
     YEAR ENDED JUNE 30, 1999
       Revenues                                         $165,658    $174,056    $184,901    $195,046      $719,661
       Amortization of intangible assets                   1,082       1,069       2,314       3,055         7,520
       Merger costs                                        1,535           -           -           -         1,535
       Operating income                                   18,760      23,148      23,880      23,552        89,340
       Net income                                         11,117      14,320      14,883      14,175        54,495
       Pro forma net income                               11,117      14,320      14,883      14,175        54,495
       Pro forma income per share - basic                  $0.21       $0.27       $0.27       $0.24         $0.98
       Pro forma income per share - diluted                $0.20       $0.26       $0.26       $0.24         $0.95
     YEAR ENDED JUNE 30, 1998
       Revenues                                         $129,334    $141,661    $148,093    $157,400      $576,488
       Amortization of intangible assets                     938         970         978       1,050         3,936
       Merger costs                                          614       1,573         504       1,847         4,538
       Operating income                                   10,512      11,989      17,728      17,639        57,868
       Net income                                          6,484       6,056      11,387      12,550        36,477
       Pro forma net income                                6,208       6,851      10,657      10,554        34,270
       Pro forma income per share - basic                  $0.12       $0.13       $0.21       $0.20         $0.67
       Pro forma income per share - diluted                $0.12       $0.13       $0.20       $0.19         $0.64


                       [GRAPHIC OMITTED][GRAPHIC OMITTED]

       CIBER, INC., 5251 DTC PARKWAY, SUITE 1400 ENGLEWOOD, COLORADO 80111

The undersigned hereby appoints Bobby G. Stevenson and Mac J. Slingerlend, or either of them, with full power of substitution, as attorneys-in-fact, agents and proxies (the "Proxies") to vote on behalf of the undersigned all shares of common stock, $.01 par value, of CIBER, Inc. (the "Company"), that the undersigned is entitled to vote at the 1999 Annual Meeting of Shareholders (the "Meeting"), to be held at Glenmoor Country Club, 110 Glenmoor Drive, Cherry Hills Village, Colorado, on Thursday, October 28, 1999, at 10:00 a.m. (local time), and at any and all adjournments or postponements thereof, as follows:

1. The election of the following nominees for Class II directors: Mac J. Slingerlend, James A. Rutherford and Paul E. Rudolph.
         / /   FOR             / /   WITHHOLD

     INSTRUCTIONS: To withhold your vote for any individual nominee, mark FOR above and strike out the nominee's or nominees' name(s).

2. The amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 80,000,000 to 100,000,000 shares.
        / /     FOR           / /   AGAINST               / /   ABSTAIN

3. The increase in number of shares of Common Stock reserved for issuance pursuant to the Company's Equity Incentive Plan from 8,000,000 to 10,500,000 shares.
        / /     FOR           / /   AGAINST               / /   ABSTAIN

4. In their discretion, such Proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournments or postponements thereof.

                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
                     ALL OF THE ABOVE LISTED PROPOSITIONS.





THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSITIONS STATED. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THE PROXIES IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

Should the undersigned be present and elect to vote at the Meeting, or at any adjournments or postponements thereof, and after notification to the Secretary of the Company at the Meeting of the shareholder's decision to terminate this proxy, the power of the Proxies shall be deemed terminated and of no further force and effect. The undersigned may also revoke this proxy by filing a subsequently dated proxy or by notifying the Secretary of the Company of his or her decision to terminate this proxy prior to the final tabulation of the votes. The undersigned acknowledges receipt from the Company prior to the execution of this proxy of the Notice of the Meeting and a Proxy Statement.

                                        Dated: __________________________, 1999

                                        ---------------------------------------

                                        ---------------------------------------


                                        Please sign exactly as your name appears on this Proxy card. When signing as attorney, executor, administrator, agent, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign. If signing on behalf of a corporation, the full corporate name should be indicated and an authorized corporate officer should sign.

           PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY
                  IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.